Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PATTERSON-UTI ENERGY, INC.,

a Delaware corporation,

PYRAMID MERGER SUB, INC.,

a Delaware corporation,

and

SEVENTY SEVEN ENERGY INC.,

a Delaware corporation

Dated as of December 12, 2016

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		1
1.1	Merger of Merger Sub Into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation	2

ARTICLE 2 CONVERSION OF SHARES AND EXCHANGE PROCEDURES		2
2.1	Conversion of Shares	2
2.2	Appraisal Rights	4
2.3	Treatment of Company Warrants; Treatment of Company Equity Awards	4
2.4	Closing of the Company’s Transfer Books	5
2.5	Exchange of Certificates	6
2.6	Further Action	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization and Good Standing	8
3.2	Authority; No Conflict	8
3.3	Capitalization	10
3.4	SEC Reports	11
3.5	Financial Statements	13
3.6	No Undisclosed Liabilities	13
3.7	Absence of Certain Changes and Events	13
3.8	Intellectual Property; Privacy	14
3.9	Property	15
3.10	Taxes	17
3.11	Employee Benefits	18
3.12	Compliance With Legal Requirements; Governmental Authorizations	22
3.13	Environmental Matters	22
3.14	Legal Proceedings	23
3.15	Contracts; No Defaults	23
3.16	Insurance	26
3.17	Labor and Employment Matters	27
3.18	Interests of Officers and Directors	27
3.19	Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Laws	28
3.20	Rights Plan; State Antitakeover Statutes	28
3.21	Opinion of Financial Advisor	29
3.22	Customers and Suppliers	29
3.23	Brokers	29
3.24	Information Supplied	29
3.25	No Other Representations and Warranties	30

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		30
4.1	Organization and Good Standing	30
4.2	Authority; No Conflict	31
4.3	Capitalization	32
4.4	Parent SEC Reports	34
4.5	Financial Statements	35
4.6	No Undisclosed Liabilities	36
4.7	Absence of Certain Changes and Events	36
4.8	Taxes	36
4.9	Ownership of Shares; Interested Stockholder	37
4.10	Compliance with Legal Requirements; Governmental Authorizations	37
4.11	Environmental Matters	38
4.12	Legal Proceedings	38
4.13	Opinion of Financial Advisor	39
4.14	Brokers	39
4.15	Information Supplied	39
4.16	Sufficiency of Funds	39
4.17	No Other Representations and Warranties	39

ARTICLE 5 CERTAIN COVENANTS		40
5.1	Operation of the Company’s Business	40
5.2	Operation of Parent’s Business	45
5.3	Access and Investigation	47
5.4	Notification	47
5.5	No Solicitation by the Company	47
5.6	No Solicitation by Parent	49
5.7	Registration Statement; Joint Proxy Statement	50
5.8	Company Stockholders Meeting	51
5.9	Parent Stockholders Meeting	53
5.10	Cooperation; Regulatory Approvals	55
5.11	Disclosure	56
5.12	Tax Matters	56
5.13	Resignation of Directors	57
5.14	Listing	57
5.15	Rule 16b-3	57
5.16	Employee Benefits	57
5.17	Indemnification of Officers and Directors	58
5.18	Transaction Litigation	60
5.19	Financing	61

ARTICLE 6 CONDITIONS PRECEDENT		62
6.1	Conditions to Each Party’s Obligations	62
6.2	Conditions of Parent and Merger Sub	63
6.3	Conditions of the Company	64

ii

ARTICLE 7 TERMINATION		66
7.1	Termination	66
7.2	Effect of Termination	67
7.3	Expenses; Termination Fees	68

ARTICLE 8 MISCELLANEOUS PROVISIONS		70
8.1	Amendment	70
8.2	Remedies Cumulative; Waiver	71
8.3	No Survival	71
8.4	Entire Agreement	71
8.5	Execution of Agreement; Counterparts; Electronic Signatures	71
8.6	Governing Law	72
8.7	Exclusive Jurisdiction; Venue	72
8.8	Waiver of Jury Trial	72
8.9	Disclosure Schedules	72
8.10	Assignments and Successors	73
8.11	No Third-Party Rights	73
8.12	Notices	74
8.13	Construction; Usage	75
8.14	Enforcement of Agreement	76
8.15	Severability	76
8.16	Certain Definitions	76

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 12, 2016, by and among: Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”); Pyramid Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Seventy Seven Energy Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.16.

RECITALS

WHEREAS, Parent, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and is hereby adopted as a “plan of reorganization” for the Merger within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger; and

WHEREAS, as an inducement to Parent to enter into this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) have entered voting agreements and have executed the Company Holder Consent dated as of the date of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger of Merger Sub Into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin, Suite 2500, Houston, Texas 77002, at 9:00 a.m. local time on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company (such date, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger as agreed to by the Parties. The time that the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation. At the Effective Time:

(a) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation;

(b) the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Seventy Seven Energy Inc.,” and, as so amended and restated , shall be the bylaws of the Surviving Corporation; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

ARTICLE 2

CONVERSION OF SHARES AND EXCHANGE PROCEDURES

2.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any holder of any of their securities:

(i) any shares of Company Common Stock then owned by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) of Section 2.1(a) and subject to Sections 2.1(b) and 2.1(c), each share of Company Common Stock then outstanding (other than any Appraisal Shares) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio shall be appropriately adjusted.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate or Book Entry Shares, shall receive a cash payment, without interest, representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.5(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the former holders of Company Common Stock pursuant to Section 2.5(b) (such excess being, the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Parent Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then-prevailing prices on the Nasdaq in the manner provided in this Section 2.1(c) and such transactions shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, or the Exchange Fund is terminated, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the holders of such shares of Parent Common Stock (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each such former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of such shares of Parent Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such shares of Parent Common Stock would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Surviving Corporation will instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3 Treatment of Company Warrants; Treatment of Company Equity Awards.

(a) Company Warrants shall be treated in accordance with the terms of the Warrant Agreement. At least 15 days prior to the Effective Time, the Company shall deliver notice of the Merger to the holders of Company Warrants in accordance with the terms of the Warrant Agreement. At the Effective Time, each Company Warrant that is not exercised immediately prior to the Effective Time shall expire unexercised pursuant to the terms of such Company Warrant without any action on the part of the holder thereof and all rights of the holder of such Company Warrants shall cease.

(b) In accordance with the Company’s 2016 Omnibus Incentive Plan (the “Company 2016 Plan”) and the applicable award agreements governing equity-based awards granted thereunder which are outstanding as of the Closing (the “Company Equity Awards”), the following treatment shall apply with respect to the Company Equity Awards:

(i) Immediately prior to the Effective Time, all Single Trigger RSU Awards that are outstanding immediately prior to the Effective Time shall immediately vest, and any forfeiture restrictions applicable to all such awards shall immediately lapse. The Single Trigger RSU Awards shall, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be deemed settled and shares of Company Common Stock subject to the Single Trigger RSU Awards shall be treated as shares of Company Common Stock (less the number of shares of Company Common Stock required to satisfy the applicable tax withholding requirements under such award) for all purposes of this Agreement, including the right to receive shares of Parent Common Stock pursuant to Section 2.1(a)(iii), calculated by applying the Exchange Ratio in accordance with Section 2.1(a)(iii).

(ii) At the Effective Time, all Retention RSU Awards shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent and converted into an award of Parent restricted stock units (an “Adjusted RSU Award”) with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Retention RSU Award as of immediately prior to the Effective Time by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.3(b)(ii), following the Effective Time, each Retention RSU Award assumed and converted into an Adjusted RSU Award pursuant to this Section 2.3(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied immediately prior to the Effective Time.

(iii) Prior to the Effective Time, the Company shall adopt applicable resolutions and take all other appropriate actions to effectuate the provisions of this Section 2.3(b). At the Effective Time, Parent shall assume the Company 2016 Plan and any other equity incentive plan maintained by the Company (the “Company Equity Plans”); provided that all references to “Company” in the applicable Company Equity Plan and the documents governing the Adjusted RSU Awards following the Effective Time will be deemed to be references to Parent, and the number of shares of Parent Common Stock available for awards under the Company Equity Plans shall be determined by adjusting the number of shares of Company Stock available for awards under the Company Equity Plans immediately prior to the Effective Time in accordance with the Exchange Ratio. Parent shall file with the SEC, no later than the first Business Day following Closing Date, a post-effective amendment to the Form S-4 Registration Statement or a registration statement on Form S-8 (or any successor form), to the extent such form is available, registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.3(b). If requested by Parent, the Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

2.4 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 2.1 and any dividends or other distributions payable pursuant to Section 2.5(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Exchange Agent or to the Surviving Corporation or Parent, such shares of Company Common Stock shall be cancelled and shall be exchanged as provided in Section 2.5.

2.5 Exchange of Certificates.

(a) On or prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Parent shall make available to the Exchange Agent (by instruction to Parent’s transfer agent) promptly after the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued). The shares of Parent Common Stock and cash Share Proceeds obtained by the Exchange Agent for use as payment for any fractional shares in accordance with Section 2.1(c) deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time and in any event no later than three Business Days after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to the record holders of Company Common Stock (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company reasonably agree prior to the Effective Time (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of such holder’s Company Stock Certificates and Book Entry Shares in exchange for certificates representing Parent Common Stock (or appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 2.1 (and cash in lieu of any fractional share of Parent Common Stock). The Company Stock Certificate or Book Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.5, each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 2.1. If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 2.5 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 2.5 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

(e) Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

2.6 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Report filed by the Company with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Report in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), to the extent that the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) The Company and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, except where the failure to have such power or authority (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) does not prevent and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date. The Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize such concept) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) Section 3.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. The Company has made available to Parent prior to the date of this Agreement copies of the certificate or articles of incorporation, by-laws, and other organizational documents (collectively, “Organizational Documents”) of the Company and each of its Subsidiaries, as currently in effect.

3.2 Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Contemplated Transactions”) by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a stockholders’ meeting duly called and held for such purpose (the “Required Company Stockholder Vote”) and the Company Holder Consent, the latter of which has been obtained). The Required Company Stockholder Vote and the Company Holder Consent are the only votes or approvals of the holders of any class or series of Company capital stock necessary to adopt or approve this Agreement and the Contemplated Transactions. The Company Board, at a meeting duly called and held, has (i) unanimously approved this Agreement and the Contemplated Transactions, (ii) declared this Agreement and the Contemplated Transactions to be advisable and fair to and in the best interests of the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company to be held in connection with the Contemplated Transactions to consider the adoption of this Agreement and (iv) resolved to recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the Contemplated Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify any Company Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company; (v) materially contravene or conflict with, result in a material violation or breach of, result in the loss of any material benefit or the imposition of any material additional payment or other material liability under, give any Person the right to declare a default or exercise any material remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify in any material respect any Contract set forth in Section 3.2(b)(v) of the Company Disclosure Schedule, or (vi) exercise any change in control or similar put rights with respect to, or result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to, any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (vi), for any such contraventions, conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require the Company to obtain the Consent of, or make any filing with or notifications to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”), (B) applicable requirements of the HSR Act, and (C) filings pursuant to the

DGCL, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.

(b) As of the date of this Agreement, (i) 22,280,349 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable; (ii) 1,472,024 shares of Company Common Stock are reserved for issuance upon the vesting of the Single Trigger RSU Awards and 447,627 shares of Company Common Stock are reserved for issuance pursuant to Company RSUs not yet granted or other Company Benefit Plans; (iii) 3,882,353 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series A Warrants; (iv) 2,875,817 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series B Warrants; (v) 3,195,352 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series C Warrants; and (vi) 0 shares of Company Common Stock are held in the treasury of the Company.

(c) No shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes, or other indebtedness or, except for the Company Common Stock and securities of Subsidiaries held by the Company or any of its Subsidiaries, other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Other than the Company Stockholders Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Common Stock.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the number of existing options, warrants (including Company Warrants), calls, preemptive rights, subscription or other rights (including Company RSUs), instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, grant, transfer or sell or cause to be issued, granted, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (ii) the number of shares of Company Common Stock subject to outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire such Company Common Stock, and (iii) the number of issued or outstanding performance awards, units, rights to receive shares of Company Common Stock or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Company Common Stock or such other capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee, consultant or other agent of the Company or any other Person (each, a “Company Stock-Based Right”). To the Knowledge of the Company, each outstanding Company Stock-Based Right was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price or price at which shares were originally issued or sold, to the extent applicable, at least equal to the fair market value of a share of Company Common Stock on the grant date.

(e) All shares of Company Common Stock subject to issuance as described in this Section 3.3 will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company’s Subsidiaries or any other Person. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company). Neither the Company nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership (other than Subsidiaries of the Company).

(f) Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than Permitted Liens). No Subsidiary of the Company owns any capital stock of the Company. The Company has no joint venture or other similar equity interest in any Person.

(g) Section 3.3(g) of the Company Disclosure Schedule sets forth the Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

3.4 SEC Reports.

(a) The Company has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC since January 1, 2014 (the “Applicable Date”). As used in this Section 3.4 and in Section 4.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b) Each of the Company’s forms, reports, registration statements, and other documents filed by the Company with the SEC since the Applicable Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Company SEC Reports”) and the Certifications (i) as of the date of the filing thereof, complied as to form with the requirements of the Securities Act, the Exchange Act and SOX, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(c) The Company is, and since August 1, 2016, has been, in compliance with the applicable listing and corporate governance rules and regulations of the OTC. The Company is, and since the Applicable Date has been, in compliance with the applicable provisions of SOX.

(d) The Company and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(e) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since the Applicable Date, (i) there have not been any changes in the Company’s internal controls over financial reporting that are reasonably likely to materially affect the Company’s and its Subsidiaries’ internal controls over financial reporting; (ii) the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board any “significant deficiency” or “material weakness” in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of the Company, the Company’s outside auditors or the audit committee of the Company Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, “significant deficiency” and “material weakness” have the meanings assigned to such terms in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

(g) Since the Applicable Date, neither the Company nor any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or made to a whistleblower hotline, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the Company’s financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 is referred to herein as the “Company Balance Sheet.”

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or the Company’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

3.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet, (b) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) obligations or liabilities arising in connection with the transactions contemplated by this Agreement and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Absence of Certain Changes and Events. Since August 1, 2016, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been: (i) any Company Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) any action or event of the type that would have required the consent of Parent under Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xvi), Section 5.1(b)(xvii) (other than such actions taken in the ordinary course of business consistent with past practice), Section 5.1(b)(xix) and, to the extent relating to the foregoing, Section 5.1(b)(xxii), in each case if such action had been taken after the date of this Agreement.

3.8 Intellectual Property; Privacy.

(a) Section 3.8(a) of the Company Disclosure Schedule contains a complete and correct list of all: (i) Patents owned by the Company or any of its Subsidiaries, (ii) Registered Trademarks and (iii) Registered Copyrights owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the Owned Company IP is valid, subsisting, and enforceable.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries collectively own all right, title, and interest in, or have the valid right to use, all of the Company IP free and clear of all Encumbrances, except Permitted Liens.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or have the right to use all the Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted.

(d) The conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any person, and has not infringed, misappropriated, or otherwise violated, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, no Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company and its Subsidiaries with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or has been threatened by the Company or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) Since the Applicable Date, there has been no failure, material substandard performance, breach of or unauthorized access to any IT Systems of the Company that has caused any material disruption to the business of the Company or its Subsidiaries or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or its Subsidiaries, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable measures to protect the integrity and security of the IT Systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all privacy policies, laws and regulations applicable to the Company and its Subsidiaries regarding the collection, use, disclosure, and retention of personally identifiable information, including any such data privacy laws, industry security standards (e.g., Payment Card Industry Data Security Standards) or consumer privacy laws in every jurisdiction where (i) the Company or any of its Subsidiaries operates or (ii) residents of such jurisdiction have provided personally identifiable information to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to data owners in connection with any unauthorized access, use or disclosure of personally identifiable information, except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Property.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and indefeasible title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the real property that they purport to own or lease, as applicable, including good, valid and indefeasible title to all owned real property and a valid and subsisting leasehold or comparable interest in all non-owned real property reflected in the Company Balance Sheet included in the Company SEC Reports as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than real property sold or otherwise disposed of since the date thereof), in each case free and clear of all Encumbrances, except (A) Encumbrances for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (B) Encumbrances for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s or similar Encumbrances (whether statutory or otherwise), in each case incurred in the ordinary course of business so long as the payment of or the performance of such obligation is not delinquent or is being contested in good faith and for which reasonable accruals or reserves have been established, (C) pledges or deposits under workmen’s compensation laws, unemployment insurance, laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (E) zoning or similar governmental restrictions on the use of the affected property, or (F) Encumbrances arising or incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the ownership, occupancy or use of the property encumbered thereby (clauses (A) through (F), collectively, “Permitted Liens”). All real property owned by or leased to or by the Company and its Subsidiaries (including all improvements and fixtures owned by the Company or its Subsidiary and located thereon or attached thereto) is in good and safe condition and repair (ordinary wear and tear excepted), and is sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is being conducted as of the date hereof. The real property listed on Section 3.9(a) of the Company Disclosure Schedule constitutes the only real property owned or leased by the Company and its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is being conducted as of the date hereof. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to any real property of the Company or its Subsidiaries listed on Section 3.9(a) of the Company Disclosure Schedule, there has been no (1) material casualty event within the preceding twelve calendar months prior to the date hereof which has not been substantially remedied or repaired or with respect to which insurance proceeds have not been received in an amount sufficient to pay for such remedies or repairs, or (2) condemnation or eminent domain proceeding commenced, or to the Knowledge of the Company, threatened against any such real property or any material portion thereof.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease that is necessary for the conduct of their business as currently conducted, free and clear of all Encumbrances except Permitted Liens. All personal properties and assets, tangible and intangible, and other assets owned by or leased to or by the Company and its Subsidiaries are sufficient for the uses to which they are being put, have been maintained and replaced from time to time substantially in accordance with prudent industry practice, and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a list of certain rig inventories of the Company, and the information set forth therein with respect to such rig inventories is true and correct in all material respects.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth a list of certain pressure pumping equipment of the Company, and the information set forth therein with respect to such equipment is true and correct in all material respects.

(e) With respect to any personal properties or assets of the Company or its Subsidiaries listed in Section 3.9(c) or 3.9(d) of the Company Disclosure Schedule, there has been no (i) material casualty event within the preceding twelve calendar months prior to the date hereof which has not been substantially remedied or repaired or with respect to which insurance proceeds have not been received in an amount sufficient to pay for such remedies or repairs or (ii) deferred maintenance or replacement within the preceding twelve calendar months prior to the date hereof, the deferral of which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Taxes.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to the Company or any of its Subsidiaries have been duly and timely filed. All Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to third parties) have been timely paid in full, other than Taxes for which adequate reserves have been established in accordance with GAAP. There are no Encumbrances (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries as a result of any failure (or alleged failure) to pay any Tax.

(ii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body that has not been satisfied by payment, settled or withdrawn, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file income or franchise Tax Returns or pay income or franchise Taxes that it is obligated to file such Tax Returns or pay such Taxes, as applicable, in such jurisdiction. There is no pending audit, examination or other proceeding (and the Company and its Subsidiaries have not received notice in writing of any proposed audit, examination or other proceeding) relating to the assessment or collection of any Taxes of the Company or any of its Subsidiaries.

(iii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

(iv) Other than the Tax Sharing Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement (not including, for the avoidance of doubt (i) an agreement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has any liability for the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or successor. Other than a group the common parent of which is the Company and a group the common parent of which was Chesapeake, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

(v) The Company and its Subsidiaries have complied with the Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries currently has any liability, or has any Knowledge of existing facts that would reasonably be expected to result in the Company or its Subsidiaries having any liability, under the Tax Sharing Agreement.

(vi) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(vii) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify under Section 355 of the Code in the two years prior to the date of this Agreement.

(b) The Company has provided to Parent complete and correct copies of all Internal Revenue Service rulings received (i) by Chesapeake (to the extent that such rulings are in the possession of the Company or any of its Subsidiaries), the Company or any of its Subsidiaries with respect to the Spinoff and (ii) by the Company or any of its Subsidiaries with respect to the Company Plan of Reorganization.

(c) After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.10 and in Section 3.11 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

3.11 Employee Benefits.

(a) As used in this Agreement: “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and the term “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

(b) Section 3.11(b) of the Company Disclosure Schedule includes a complete and correct list as of the date of this Agreement of all material Company Benefit Plans. The term “Company Benefit Plans” means all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other pension, employee benefit, retirement, supplemental retirement, compensation, employment, consulting, profit sharing, bonus, incentive, deferred compensation, performance award, phantom equity, equity ownership, equity purchase, equity option, restricted equity, equity appreciation right, or other equity-based, severance, change of control, retention, salary continuation, accrued leave, sick leave, vacation, paid time off, hospitalization, medical, death benefit, disability, life insurance, accidental death and dismemberment insurance, worker’s compensation, supplementary unemployment benefits, welfare, and fringe benefit and other similar plans, programs, agreements, contract, policy, practice, understandings, or arrangement, in each case, whether or not reduced to writing, tax-qualified, or subject to ERISA, and whether funded or unfunded, which is or has been established, maintained, sponsored, entered into, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its Subsidiaries or any spouse or dependent of such individual, or under which the Company or any of its Subsidiaries has or may have any liability or obligations, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any liability or obligations, contingent or otherwise following the Closing; provided, however, that “Company Benefit Plans” shall not include any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(c) Neither the execution and delivery of this Agreement, the Company’s receipt of the Required Company Stockholder Vote, nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event), (i) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, officer, employee or independent contractor of the Company and its Subsidiaries; (ii) limit or restrict the right of Parent to assume, merge, amend, or terminate any Company Benefit Plan upon consummation of the Contemplated Transactions and without the Consent of any participant; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(d) With respect to each material Company Benefit Plan, the Company has delivered to Parent a complete copy of: (i) each writing (or a written description of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto) and related trust agreements and other funding vehicles; (ii) the most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description and any material modifications thereto, if any, and employee handbooks and any other written communications describing benefits; (iv) the most recent annual financial reports and related accountant’s opinions, if any; (v) the most recent actuarial reports, if any; (vi) copies of current IRS or Department of Labor (“DOL”) audits or inquiries and copies of any other material notices, letters, and other correspondence with the IRS, DOL, the PBGC, or any other Governmental Body regarding any such material Company Benefit Plan; and (vii) the most recent determination, opinion, or advisory letter from the IRS, if any (or a copy of any pending application for a determination letter and any related correspondence from the IRS). Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any material Company Benefit Plan that have been adopted or approved.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan as of the date of this Agreement that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (each such plan, a “Qualified Company Benefit Plan”). Each Qualified Company Benefit Plan is so qualified and has received a currently effective favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Company Benefit Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date of this Agreement, and have been fully and properly reflected on the Company Balance Sheet.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) since January 1, 2015, all Company Benefit Plans have complied, and have been administered, in form and operation, in all material respects in accordance with their terms and with all applicable Legal Requirements, including ERISA and the Code, and, to the Company’s Knowledge, no event has occurred that will or would reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no written notice has been issued by any Governmental Body questioning or challenging such compliance; (ii) the Company has no requirement to post security with respect to a Company Benefit Plan or to grant any Encumbrance on the assets of the Company under ERISA or the Code; and (iii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Benefit Plan.

(h) No Company Benefit Plan or any plan sponsored, maintained, or contributed to within six years prior to the Closing Date by any ERISA Affiliate is subject to Title IV of ERISA.

(i) Neither the Company nor any of its ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored, or maintained (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”), or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) there is no Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing; and (ii) none of the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA or become subject to any liability under Sections 4062(e), 4063, or 4064 of ERISA.

(k) Neither the Company nor any of its Subsidiaries has any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company or any of its Subsidiaries.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans covering foreign employees of the Company and its Subsidiaries comply with applicable Legal Requirements and are fully funded and/or book reserved to the extent applicable.

(m) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations relating to any Company Benefit Plan or under workers’ compensation law, including any such claims, lawsuits, or arbitrations asserted against any fiduciaries of any Company Benefit Plan with respect to their duties to the Company Benefit Plans or against the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of the Treasury, the DOL, or any Multiemployer Plan, and nothing has occurred with respect to any Company Benefit Plans that would reasonably be expected to subject the Company or any ERISA Affiliate (or, with respect to any period on or after the Closing Date, the Parent or any of its Affiliates) to a civil action or penalty under Section 502 of ERISA or to a tax penalty under Sections 4975 or 4980 of the Code. To the Knowledge of the Company, no Company Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Body.

(n) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan. No employee of the Company or any of its Subsidiaries is entitled to any tax gross-up or reimbursement or otherwise entitled to indemnification by the Company and its Subsidiaries, for any violation of Section 409A of the Code.

(o) No Company Benefit Plan has assets that include securities issued by the Company.

3.12 Compliance With Legal Requirements; Governmental Authorizations.

(a) The Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, other than any noncompliance that would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date, neither the Company nor any of its Subsidiaries has received, at any time since the Applicable Date, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (2) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date, the Company and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of the Company and its Subsidiaries and the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in material compliance with all such permits, certificates licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of the Company and its Subsidiaries.

3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with, and are not currently in violation of, any applicable Environmental Laws;

(b) the Company and its Subsidiaries possess all permits, licenses, registrations, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) there is no Contamination of or at the Company’s Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is required under Environmental Laws;

(d) neither the Company nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

(e) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance into the environment in violation of Environmental Laws;

(f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim, or request for information, and to the Knowledge of the Company, there is no pending or threatened notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of, have any liability under, or have unfulfilled obligations under any Environmental Law; and

(g) neither the Company nor any of its Subsidiaries is subject to any Orders or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a liability or obligation under any Environmental Law or relating to Hazardous Substances.

3.14 Legal Proceedings.

(a) There are no pending Legal Proceedings to which the Company or any of its Subsidiaries or any of their respective properties or assets is party (i) that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (ii) that exist as of the date hereof and were brought by or against Chesapeake or any of its Subsidiaries or Affiliates related to the Litigation Trust Claims or (iii) that exist as of the date hereof and would reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists as of the date hereof that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding by Chesapeake or any of its Subsidiaries or Affiliates related to the Litigation Trust Claims.

(c) There are no Orders outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

3.15 Contracts; No Defaults.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. The Company has, prior to the date of this Agreement, delivered or made available to Parent copies of each Material Contract (and its material related schedules, exhibits and appendixes) as in effect as of the date of this Agreement, other than Agreements that have been filed without redaction prior to the date of this Agreement as an exhibit to a Company SEC Report that is publicly available on EDGAR. For purposes of this Agreement, “Material Contract” means each Company Contract (including any amendment thereto):

(i) which is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii) to which or with respect to which any director, officer, employee or Affiliate of the Company or the Voting Agreement Stockholders and their Affiliates are parties or express beneficiaries (other than employment contracts or arrangements and other than Company policies or regulations, but including any agreement that provides for indemnification of any officer, director or employee);

(iii) evidencing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $500,000;

(iv) that expressly restricts the business activity of the Company or any of its Subsidiaries or any of their Affiliates or limits the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area in a manner material to the Company and its Subsidiaries, taken as a whole and that, following the Merger would apply to Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);

(v) (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, in each case who is a natural person; or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment in excess of $25,000 to any single current or former employee, director, consultant or independent contractor, in each case who is a natural person; or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any single current or former employee, director, consultant or independent contractor, in each case who is a natural person, or in excess of $100,000 to any group of current or former employees, directors, consultant or independent contractors, in each case who are natural persons;

(vi) pursuant to which the Company or any of its Subsidiaries licenses any Proprietary Rights that are material to the Company and its Subsidiaries, taken as a whole, or that involve consideration in excess of $250,000 per annum (except for any Contract pursuant to which any Proprietary Rights are licensed by the Company or any of its Subsidiaries to any Person on a nonexclusive basis);

(vii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer or any securities of the Company or any of its Subsidiaries (other than any Organizational Documents of the Company or any of its Subsidiaries), (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities of the Company, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company, except for Contracts evidencing RSUs;

(viii) entered into in connection with the Spinoff and which is material to the Company and its Subsidiaries, taken as a whole;

(ix) entered pursuant to the Company Plan of Reorganization;

(x) constituting, incorporating or relating to any warranty or similar obligation provided by the Company or any of its Subsidiaries that would be, if implicated, material to the Company and its Subsidiaries taken as a whole; provided that the Company need not list agreements containing standard product warranties identical to the standard forms of end user licenses previously delivered by the Company to Parent;

(xi) relating to any currency, interest rate, or other hedging activity and which is material to the Company and its Subsidiaries, taken as a whole;

(xii) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third Person in a manner material to the Company and its Subsidiaries, taken as a whole;

(xiii) that is a settlement or similar agreement with a Governmental Body involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) involving the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries where the remaining payment obligations as of the date of this Agreement are in excess of $500,000 per annum;

(xv) that requires the Company or any of its Subsidiaries to make any advance, loan, extension of credit (other than to customers in the ordinary course of business consistent with past practice and in accordance with existing contractual obligations) or capital contribution to, or other investment in, any Person;

(xvi) pursuant to which the Company or any of its Subsidiaries has agreed to sell, transfer or other dispose of a business, real or personal property, or assets where the value of such business, real or personal property or assets that have not yet been sold, transferred or disposed as of the date of this Agreement have a value in excess of $250,000;

(xvii) pursuant to which the Company or any of its Subsidiaries has agreed to purchase or acquire a business or assets where the remaining payment obligations as of the date of this Agreement are in excess of $250,000;

(xviii) pursuant to which the Company or any of its Subsidiaries has any outstanding “earnout” or other contingent, deferred or fixed payment obligations in excess of $100,000.

(xix) pursuant to which the Company or any of its Subsidiaries leases, licenses or otherwise occupies any of the real property listed on Section 3.9(a) of the Company Disclosure Schedule with annual rental or other payments therefor in excess of $120,000 per annum;

(xx) that grants any third Person an option or other preferential right to purchase, lease, encumber or assume any right, title or interest in and to any material property of the Company or any of its Subsidiaries (real or personal and including any property listed on Sections 3.9(a), 3.9(c), and 3.9(d) of the Company Disclosure Schedule); and

(xxi) that relates to operational matters, where both the remaining term as of the date of this Agreement is longer than 12 months and where such agreement may not be terminated by the Company without penalty on 30 days’ notice or less.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable in accordance with its terms against the parties thereto (in each case subject to the Bankruptcy and Equity Exception).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract; and

(ii) neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that there has been any violation or breach of, or default under, any Material Contract by the Company or any of its Subsidiaries.

3.16 Insurance.

(a) Set forth on Section 3.16(a) of the Company Disclosure Schedule is a list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company Insurance Policies are each valid and currently effective insurance policies issued in favor of the Company or its Subsidiary, as applicable, and are adequate to protect the conduct of their respective businesses in accordance with customary industry practice. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company Insurance Policies are in full force and effect in accordance with their terms, all premiums due thereon have been paid and the Company and its Subsidiaries are not in breach or default under any such policy.

(b) As of the date of this Agreement, there is no claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy that, to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or that, if not paid, would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Company Insurance Policy.

3.17 Labor and Employment Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, or other Contract with a labor union or labor organization or other representative of employees;

(b) neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment or any other matter;

(c) no strike, work stoppage, or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened;

(d) no complaint, charge, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or employment practices (including charges of unfair labor practices, failure to pay wages, discrimination, retaliation or employee leave practices) or working conditions is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(e) to the Knowledge of the Company: (i) no labor organization or group of employees of the Company or any of its Subsidiaries has made a written demand that is pending for recognition or certification; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(f) the Company and its Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Legal Requirements relating to employees and the engagement of leased employees, consultants, and independent contractors, including all Legal Requirements regarding discrimination, harassment, affirmative action, terms and conditions of employment, collective bargaining, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, non-discrimination and non-retaliation, leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, the WARN Act, and employment practices.

3.18 Interests of Officers and Directors. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.19 Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, directors, officers, managers, or employees agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly (i) made, offered, provided, or authorized the payment of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, commission, reward, or other payment to any Person, including any employee or representative of a Governmental Body, regardless of form, whether in money, property, services or other advantage, for the purpose of obtaining or retaining business or favorable government action or to otherwise secure any improper advantage; nor (ii) created any false record or established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries in connection with such actions, in each case in such a manner that would violate U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar Legal Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, have at all times since the Applicable Date conducted their respective businesses in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar Legal Requirements, domestic and foreign in jurisdictions in which the Company and its Subsidiaries operate and in which any agent thereof is conducting business involving the Company and its Subsidiaries, and the Company and its Subsidiaries have instituted and maintained policies, procedures, and controls reasonably designed to ensure continued compliance therewith.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, and, to the Knowledge of the Company, the directors, officers, managers, employees, agents and other representatives of the Company and any of its Subsidiaries are currently, and have since the Applicable Date been, in material compliance with all applicable Sanctions Laws, Ex-Im Laws, and the U.S. anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury Internal Revenue Service. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers, or employees, agents or other representatives, are currently, or have been since the Applicable Date: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

3.20 Rights Plan; State Antitakeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.9, neither Section 203 of the DGCL nor any other anti-takeover, moratorium, fair price, control share, interested shareholder or similar Legal Requirement (an “Antitakeover Statute”) is, or at the Effective Time will be, applicable to the Company or any of its Subsidiaries with respect to this Agreement or the Contemplated Transactions. The Company has not adopted a shareholder rights plan.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC dated December 12, 2016 to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

3.22 Customers and Suppliers. Prior to the date of this Agreement, the Company has furnished to Parent a list of the ten largest customers (by revenues received) and the ten largest suppliers (by amounts spent) of the Company and its Subsidiaries, taken as a whole, in each case from January 1, 2016 through the date of this Agreement. Since December 31, 2015 and prior to the date of this Agreement, (a) no such Company customer or supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, other than (i) an expiration, or (ii) a non-performance-related termination resulting in the payment to the Company or any of its Subsidiaries of an early termination fee, in each case of any Contract between such customer or supplier, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in accordance with the terms of such Contract; and (b) no such Company customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

3.23 Brokers. Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is or may be entitled to any brokerage or finder’s fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries.

3.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent, as applicable, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, or the certificate delivered pursuant to Section 6.2(c), neither the Company nor any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or the Contemplated Transactions. Without limiting the generality of the foregoing, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of the Company in this Article 3, any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent or Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) any Parent SEC Report filed by Parent with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Report in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), to the extent that the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (ii) the Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

4.1 Organization and Good Standing.

(a) Parent and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, except where the failure to have such power or authority (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) does not prevent and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Parent and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize such concept) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

(c) Parent has made available to the Company prior to the date of this Agreement copies of the Organizational Documents of Parent and Merger Sub, as currently in effect.

4.2 Authority; No Conflict.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Contemplated Transactions by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement, the approval of such issuance by the holders of a majority of the shares of Parent Common Stock voting on such issuance in person or represented by proxy at a stockholders meeting of Parent (the “Required Parent Stockholder Vote”)). The Required Parent Stockholder Vote is the only vote or approval of the holders of any class or series of Parent capital stock necessary to adopt or approve this Agreement and the Contemplated Transactions. The Parent Board, at a meeting duly called and held has (i) unanimously approved this Agreement and the Contemplated Transactions, (ii) declared this Agreement and the Contemplated Transactions to be advisable and fair to and in the best interests of Parent’s stockholders, (iii) directed that the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement be submitted to a vote at a meeting of the stockholders of Parent to be held in connection with the Contemplated Transactions to consider the issuance of Parent Common Stock to be issued pursuant to the terms of this Agreement and (iii) resolved to recommend to the stockholders of Parent that they vote in favor of the issuance of the Parent Common Stock to be issued pursuant to the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement nor the consummation by Parent or Merger Sub of any of the Contemplated Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub or any of their respective Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of Parent or any of its Subsidiaries; or (v) exercise any change in control or similar put rights with respect to, or result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such contraventions, conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require Parent to obtain the Consent of, or make any filing with, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, (B) applicable requirements of the HSR Act, and (C) filings pursuant to the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock.

(b) As of the date of this Agreement, (i) 148,110,381 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized and validly issued, and are fully paid and nonassessable; (ii) 6,727,150 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee benefit plans (“Parent Stock Options”); (iii) 197,239 shares of Parent Common Stock are reserved for issuance upon the vesting of restricted stock units granted pursuant to Parent’s employee benefit plans; (iv) 1,771,682 shares of Parent Common Stock are reserved for issuance for equity-based awards not yet granted pursuant to Parent’s employee benefit plans; and (v) 43,376,292 shares of Parent Common Stock are held in the treasury of Parent.

(c) No shares of Parent Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or, except for the Parent Common Stock and securities of Subsidiaries held by Parent or any of its Subsidiaries, other securities of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote. There are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Common Stock.

(d) Section 4.3(d) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, (i) the number of existing options, warrants, calls, preemptive rights, subscription or other rights (including Parent Stock Options), instruments, agreements, arrangements or commitments of any character, obligating Parent or any of its Subsidiaries to issue, grant, transfer or sell or cause to be issued, granted, transferred or sold any shares of capital stock or other equity interest or voting security in Parent or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (ii) the number of shares of Parent Common Stock subject to outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire such Parent Common Stock, and (iii) the number of issued or outstanding performance awards, units, rights to receive shares of Parent Common Stock or the capital stock or other equity interest or voting securities of Parent or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Parent Common Stock or such other capital stock or equity interest or voting securities issued or granted by Parent to any current or former director, officer, employee, consultant or other agent of Parent or any other Person (each, a “Parent Stock-Based Right”). To the Knowledge of Parent, each outstanding Parent Stock-Based Right was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price or price at which shares were originally issued or sold, to the extent applicable, at least equal to the fair market value of a share of Parent Common Stock on the grant date.

(e) The shares of Parent Common Stock constituting the Aggregate Consideration will be, when issued, duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or Parent’s Organizational Documents. Neither Parent nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution, or otherwise) in any of Parent’s Subsidiaries or any other Person. Neither Parent nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership of any Person (other than Subsidiaries of Parent).

(f) Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Encumbrances (other than Permitted Liens). Neither Parent nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Parent). Parent has no joint venture or other similar equity interest in any Person (other than Subsidiaries of Parent).

4.4 Parent SEC Reports.

(a) Parent has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC since the Applicable Date.

(b) Each of Parent’s forms, reports, registration statements and other documents filed by Parent with the SEC since the Applicable Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Parent SEC Reports”) and the Certifications (i) as of the date of the filing thereof, complied as to form with the requirements of the Securities Act, the Exchange Act and SOX, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. None of Parent’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(c) Parent is, and since the Applicable Date has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of the Nasdaq and (ii) the applicable provisions of SOX.

(d) Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to ensure that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(e) Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since the Applicable Date, (i) there have not been any changes in Parent’s internal controls over financial reporting that are reasonably likely to materially affect Parent’s and its Subsidiaries’ internal controls over financial reporting; (ii) Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board any “significant deficiency” or “material weakness” in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of Parent, Parent’s outside auditors or the audit committee of the Parent Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal controls over financial reporting.

(g) Since the Applicable Date, neither Parent nor any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or made to a whistleblower hotline, regarding the accounting or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Parent and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in Parent’s financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The consolidated balance sheet included in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 is referred to herein as the “Parent Balance Sheet.”

(b) Neither Parent nor any of Parent’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports or Parent’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

4.6 No Undisclosed Liabilities. Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, except for (a) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, (b) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet, (c) obligations or liabilities arising in connection with the transactions contemplated by this Agreement and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7 Absence of Certain Changes and Events. Since December 31, 2015, (a) Parent and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been (i) any Parent Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) any action or event of the type that would have required the consent of the Company under Section 5.2(b)(i), Section 5.2(b)(iv) and Section 5.2(b)(v) and, to the extent relating to the foregoing, Section 5.2(b)(vi), in each case if such action had been taken after the date of this Agreement.

4.8 Taxes.

(a) Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to Parent or any of its Subsidiaries have been duly and timely filed. All Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to third parties) have been timely paid in full, other than Taxes for which adequate reserves have been established in accordance with GAAP. There are no Encumbrances (other than Permitted Liens) on any of the assets of Parent or any of its Subsidiaries as a result of any failure (or alleged failure) to pay any Tax.

(ii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body that has not been satisfied by payment, settled or withdrawn, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file income or franchise Tax Returns or pay income or franchise Taxes that it is obligated to file such Tax Returns or pay such Taxes, as applicable, in such jurisdiction. There is no pending audit, examination or other proceeding (and Parent and its Subsidiaries have not received notice in writing of any proposed audit, examination or other proceeding) relating to the assessment or collection of any Taxes of Parent or any of its Subsidiaries.

(iii) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(iv) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement (not including, for the avoidance of doubt (i) an agreement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(b) After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.8 are the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.

4.9 Ownership of Shares; Interested Stockholder. None of Parent, Merger Sub or any of their respective Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock, any rights or options to acquire any Company Common Stock or any securities or instruments convertible into, exchangeable into or exercisable for Company Common Stock or (b) is, or has been at any time during the period commencing three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

4.10 Compliance with Legal Requirements; Governmental Authorizations.

(a) Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, other than any noncompliance that would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date, neither Parent nor any of its Subsidiaries has received, at any time since the Applicable Date, any written notice or other written communication from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or alleged obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date, Parent and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of Parent and its Subsidiaries and Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in material compliance with all such permits, certificates licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of Parent and its Subsidiaries.

4.11 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with, and are not currently in violation of, any applicable Environmental Laws;

(b) Parent and its Subsidiaries possess all permits, licenses, registrations, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) there is no Contamination of or at Parent’s Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is required under Environmental Laws;

(d) neither Parent nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

(e) neither Parent nor any of its Subsidiaries has Released any Hazardous Substance into the environment in violation of Environmental Laws;

(f) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, and to the Knowledge of Parent, there is no pending or threatened notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is in violation of, have any liability under, or have unfulfilled obligations under any Environmental Law; and

(g) neither Parent nor any of its Subsidiaries is subject to any Orders or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a liability or obligation under any Environmental Law or relating to Hazardous Substances.

4.12 Legal Proceedings.

(a) There are no pending Legal Proceedings to which Parent or any of its Subsidiaries or any of their respective properties or assets is party (i) that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or (ii) that exist as of the date hereof and would reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) To the Knowledge of Parent, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c) There are no Orders outstanding against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

4.13 Opinion of Financial Advisor. The Parent Board has received the opinion of Simmons & Company International dated December 12, 2016 to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the consideration to be issued to the stockholders of the Company pursuant to the Merger is fair to Parent from a financial point of view.

4.14 Brokers. Except for Simmons & Company International, no broker, finder or investment banker is or may be entitled to any brokerage or finder’s fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of Parent or Merger Sub or any of their respective Subsidiaries.

4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent, as applicable, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.16 Sufficiency of Funds. Parent shall have, as of the date of this Agreement and as of the Closing, at least $450,000,000 in cash on hand or other sources of immediately available funds and availability under Parent’s Credit Agreement dated as of September 27, 2012 among Parent, Wells Fargo Bank, N.A., as administrative agent and the other parties thereto.

4.17 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, or the certificate delivered pursuant to Section 6.3(c), neither Parent nor any of its Subsidiaries makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or the Contemplated Transactions. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of Parent and Merger Sub in this Article 4, any other information provided or made available to the Company or its Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or its Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and the Company acknowledges the foregoing.

ARTICLE 5

CERTAIN COVENANTS

5.1 Operation of the Company’s Business.

(a) During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement in accordance with Article 7 hereof (the “Pre-Closing Period”), except (i) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) as explicitly permitted or required by this Agreement, (iii) as required by applicable Legal Requirements or (iv) as otherwise approved with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct their businesses in the ordinary course of business, including by using reasonable best efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees, and other Persons having business relationships with the Company and its Subsidiaries; (C) maintain their insurance policies or reasonable substitutes thereof; and (D) properly maintain all material personal properties and assets, tangible and intangible, owned by or leased to or by the Company and its Subsidiaries, substantially in accordance with its past practice; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.1(b).

(b) During the Pre-Closing Period, except (1) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (2) as explicitly permitted or required by this Agreement, (3) as required by applicable Legal Requirements or (4) as otherwise approved with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by a wholly owned Subsidiary of the Company, or (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities (including any Company RSUs, Company Warrants or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), except for any acquisition of shares of Company Common Stock upon the vesting of Company RSUs to satisfy any tax withholding obligations and except for any acquisition of Company Warrants upon the exercise of Company Warrants, in each case, in accordance with their present terms;

(ii) offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Common Stock or Company Warrants or the value of the Company or any part thereof (other than (A) the issuance of shares of Company Common Stock upon the vesting of Company RSUs or the exercise of Company Warrants in accordance with their present terms, and except for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, and (B) the grant of Retention RSU Awards with respect to up to 300,000 shares of Company Common Stock; provided that (1) Retention RSU Awards will not vest single-trigger upon the Effective Time and will instead vest upon the 120th day following the Closing Date or upon an earlier qualifying termination of employment pursuant to the terms set forth in Section 5.1(b)(ii)(B) of the Company Disclosure Schedule and (2) the award agreements evidencing each Retention RSU Award shall be drafted in a manner so as to exempt such Retention RSU Award from treatment as nonqualified deferred compensation subject to section 409A of the Code;

(iii) amend the certificate of incorporation or bylaws of the Company or adopt any change in the comparable similar organizational documents of any of its Subsidiaries;

(iv) effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among the Company and any wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Entity or division thereof of a Person (other than any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(vi) acquire any equity interest in any Entity or any assets or a license therefor, other than (A) acquisitions of assets in order to maintain and sustain the Company’s and its Subsidiaries’ drilling rigs, pressure pumping equipment or rental equipment in the ordinary course of business, (B) pursuant to existing Contracts as of the date of this Agreement, (C) if the amount of consideration paid or transferred by the Company and its Subsidiaries in connection with such transactions would not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter, or (D) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii) make or commit to make any capital expenditure or series of related capital expenditures, other than making or committing to make any (A) maintenance expenditures in the ordinary course of business consistent with past practice, (B) capital expenditures as required by any Governmental Body or (C) capital expenditures that do not exceed $5,000,000 during any fiscal quarter;

(viii) enter into or amend any lease or sublease of real property, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(ix) sell or otherwise dispose of any of its properties or assets, other than (A) the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice, (B) sales and dispositions that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter and (C) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x) (A) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (1) Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) Indebtedness incurred in the ordinary course of business consistent with past practice under the revolving credit facility pursuant to the Amended and Restated Credit Agreement dated as of August 1, 2016 or (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case made or entered into in the ordinary course of business consistent with past practice; (B) guarantee any Indebtedness of another person, enter into any “keep well” or other agreement to maintain the financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than guarantees of Indebtedness of the Company or its wholly owned Subsidiaries outstanding on the date hereof or otherwise incurred in compliance with this Section 5.1(b) or (C) repurchase or prepay any Indebtedness other than in accordance with the terms of the agreements governing such Indebtedness, as in effect on the date hereof;

(xi) make any (A) loans, advances or extension of credit other than to customers in the ordinary course of business or (B) capital contributions to, or investments in, any other Person, in each case other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(xii) (A) settle any Legal Proceeding against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes, but including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger, or any other Contemplated Transaction or otherwise) for an amount in excess of $500,000 individually or $1,000,000 in the aggregate, in each case net of insurance proceeds, other than the settlement of any Legal Proceedings in an amount not to exceed the maximum amounts reflected or reserved against in respect of such Legal Proceeding in the Company Balance Sheet (or the notes thereto) of the Company included in the financial statements of the Company and its Subsidiaries; or (B) waive or release any material claim or Legal Proceeding brought by the Company or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

(xiii) enter into any Material Contract except (A) in the ordinary course of business that (1) provides for a term no longer than six months from the date of execution or (2) is terminable by the Company or any its Subsidiaries without penalty upon 30 days’ notice or less, or (B) in connection with any matter to the extent such matter is permitted by any other clause of this Section 5.1(b); provided that (I) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Material Contract permitted by this Section 5.1(b)(xiii) (1) if consummation of the Contemplated Transactions or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract or (2) that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area; and (II) in the event that the Company or any of its Subsidiaries enters into a Material Contract committing the Company or any of its Subsidiaries to make capital expenditures, such Material Contract shall (1) provide for a term no longer than six months from the date of execution or (2) be terminable by the Company or any its Subsidiaries without penalty upon 30 days’ notice or less;

(xiv) other than in connection with any matter to the extent such matter is permitted by any other clause of this Section 5.1(b), amend, modify, change, or terminate any Material Contract to which the Company or any of its Subsidiaries is a party (other than any expiration, termination or renewal of any such Material Contract in accordance with its existing terms), or waive, release, or assign any material rights or claims thereunder; provided, however, that the Company and its Subsidiaries shall be permitted to amend, modify, change and terminate (A) the Material Contracts described in clause (iii) of the definition of Material Contracts so long as the Company Contract evidencing Indebtedness of the Company or any of its Subsidiaries has, and after such amendment, modification, change or termination will have, an outstanding principal amount of less than $5,000,000; and (B) any Material Contract so long as the Company and its Subsidiaries obtains reasonably equivalent economic value for any rights foregone as a result of such amendment, modification, change or termination;

(xv) adopt or enter into any collective bargaining agreement or other Contract with a labor union or representative of employees that is applicable to the employees of the Company or any of its Subsidiaries;

(xvi) hire any new employee, officer or independent contractor or engage any independent contractor whose employment or engagement may not be terminated by the Company or any of its Subsidiaries without penalty on 30 days’ notice or less;

(xvii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, except for (A) such increases or bonuses as set forth in Section 5.1(b)(xvii) of the Company Disclosure Schedule and (B) such increases or bonuses to employees in the ordinary course of business consistent with past practice and solely in connection with a promotion or demotion of an employee of the Company or any of its Subsidiaries; provided that the exception in this clause (B) shall not apply for employees who are a party to any severance, change of control or retention arrangement with the Company or any of its Subsidiaries or whose annual base compensation is in excess of $300,000; and provided further that, for the avoidance of doubt, no bonus, retention, performance, or incentive award or opportunity may be granted under the Company’s 2016 Omnibus Incentive Plan with respect to service or performance in 2017 (in whole or in part), other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii);

(xviii) except as permitted by this Agreement or as required to comply with any Contract or Company Benefit Plan disclosed on Section 3.11(c) of the Company Disclosure Schedule and in effect on the date of this Agreement:

(A) pay or agree to pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries any severance, retention, or change in control benefit (other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii) and any separation agreements entered into with terminated employees in the ordinary course of business that provide for severance in accordance with the Company’s policy listed in Section 3.11(c) of the Company Disclosure Schedule);

(B) grant any new equity awards under any Company Benefit Plan, other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii);

(C) take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Company Benefit Plan;

(D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan;

(E) adopt, enter into, materially amend, or terminate any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits; or

(F) make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(xix) other than in the ordinary course of business consistent with past practice, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (B) settle or compromise any material Legal Proceeding relating to Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet, or (C) change any material method of Tax accounting;

(xx) except as required by applicable Legal Requirements or GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

(xxi) fail to keep in full force all insurance policies referred to in Section 3.16 or, in the event that any such insurance policy is not maintained, obtain an alternative insurance policy with substantially the same coverage, written by insurers authorized to do business in the applicable jurisdiction(s) and having an A.M. Best rating of “B+:V” or better (or equivalent); and

(xxii) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.2 Operation of Parent’s Business.

(a) During the Pre-Closing Period, except (i) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, (ii) as explicitly permitted or required by this Agreement, (iii) as required by applicable Legal Requirements or (iv) as otherwise approved with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct their businesses in the ordinary course of business, including by using reasonable best efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees, and other Persons having business relationships with Parent and its Subsidiaries; (C) maintain their existing insurance policies or reasonable substitutes thereof; and (D) properly maintain all material personal properties and assets, tangible and intangible, owned by or leased to or by Parent and its Subsidiaries, substantially in accordance with its past practice; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.2(b).

(b) During the Pre-Closing Period, except (1) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (2) as explicitly permitted or required by this Agreement, (3) as required by applicable Legal Requirements or (4) as otherwise approved with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for (1) the payment by Parent of quarterly cash dividends on shares of Parent Common Stock of $0.02 per share of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (2) transactions solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by a wholly owned Subsidiary of Parent; or (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of Parent or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to Parent’s employee benefit plans and (3) the acquisition by Parent of awards granted pursuant to Parent’s employee benefit plans in connection with the payment or forfeiture of such awards;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of capital stock of Parent in connection with the conversion or vesting of Parent equity awards outstanding as of the date hereof or Parent equity awards issued after the date hereof in the ordinary course of business consistent with past practice, or the issuance of Parent equity awards in the ordinary course of business consistent with past practice pursuant to any Parent Benefit Plans sponsored or maintained by Parent; (B) the issuance by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) in connection with (1) the repayment of any Indebtedness of the Company and its Subsidiaries or (2) any financing in connection with the consummation of the transactions contemplated by this Agreement, including the issuance of shares of Parent Common Stock in an amount not exceeding $500,000,000 in the aggregate; or (D) in connection with any acquisition of any assets or securities or all or any portion of the business or property of another entity, or any merger, consolidation or other business combination transaction (for the avoidance of doubt without limiting clause (iv) below);

(iii) amend the certificate of incorporation or bylaws of Parent or adopt any material change in the comparable similar organizational documents of any of its Subsidiaries that would adversely affect the consummation of the Merger or the other transactions contemplated by the Agreement;

(iv) except as would not materially impede or materially delay the consummation of the Merger, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among Parent and any wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(v) except as required by applicable Legal Requirements or GAAP, change its fiscal year, or make any material changes in financial accounting methods, principles, or practices; or

(vi) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.3 Access and Investigation.

(a) During the Pre-Closing Period, subject to (i) applicable Legal Requirements relating to the exchange of information, (ii) applicable Legal Requirements protecting the privacy of employees and personnel files, and (iii) appropriate limitations on the disclosure of information to maintain attorney-client privilege, and solely for purposes related to the consummation of the Contemplated Transactions, (A) the Company and Parent each shall, and shall cause its Subsidiaries to, upon reasonable request by the other Party, provide the other Party and the other Party’s Representatives with reasonable access, at reasonable times, to officers, key employees, agents, properties, officers and facilities of such other Party and its Subsidiaries and to their assets, books, records, Tax Returns and other documents, and additional financial, operating, and other data and information regarding such Party and its Subsidiaries in its possession and (B) the Company and Parent each shall cause its officers to confer regularly with the other Party concerning the status of its business as the other Party may reasonably request.

5.4 Notification. During the Pre-Closing Period, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon becoming aware of any condition, event or circumstance that will result in any of the conditions in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b) not being met or not being able to be met; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.5 No Solicitation by the Company.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Company Acquisition Proposal. During the Pre-Closing Period, the Company shall not directly or indirectly, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse, or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.5(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to a written, bona fide Company Acquisition Proposal that is, or is reasonably likely to result in, a Superior Company Proposal that is submitted to the Company by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) the Company, its Subsidiaries or their respective Representatives shall not have violated any of the restrictions set forth in this Section 5.5(a), (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (4) the Company receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such Person by or on behalf of the Company on terms no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, and (5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that if any of its directors, executive officers or any Company Designated Representative takes any action that, if taken by the Company, would violate the restrictions set forth in the preceding sentence, then such action shall be deemed to constitute a breach of such restriction by the Company. In furtherance of its obligations hereunder, to the extent that the Company has Knowledge that any of its Representatives has taken an action that, if taken by the Company, would violate the restrictions set forth in this Section 5.5, then the Company shall immediately instruct such Representative to cease such action.

(b) The Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry, proposal or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal, any request for nonpublic information relating to the Company or any of its Subsidiaries with respect to a Company Acquisition Proposal, or any request for discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly (and in no event later than 24 hours after receipt thereof) provide Parent with copies of any draft agreements relating to, or written proposals containing any material term of, such

Company Acquisition Proposal, inquiry or indication of interest received from or on behalf of such Person. The Company shall keep Parent fully informed with respect to the status and material terms of any such Company Acquisition Proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto (and the Company shall promptly provide Parent with copies of any draft agreements relating to, or written proposals containing any material term of, such Company Acquisition Proposal, inquiry or indication of interest that the Company has delivered to any third Person making a Company Acquisition Proposal) and of the status of any such discussions or negotiations.

(c) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party, and will enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement within six months prior to the date of this Agreement, in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(d) Nothing set forth in this Section 5.5 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 5.5(d) shall not be deemed to permit the Company Board to make a Company Change in Recommendation or take any of the actions referred to in Section 5.8(b), except to the extent permitted by Section 5.8(c)(i) or Section 5.8(c)(ii).

5.6 No Solicitation by Parent.

(a) Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company and its Representatives) to any physical or electronic data room relating to a possible Parent Acquisition Proposal. During the Pre-Closing Period, Parent shall not directly or indirectly, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of Parent or any of its Subsidiaries not to directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse, or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Parent Stockholder Vote, this Section 5.6(a) shall not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to a written, bona fide Parent Acquisition Proposal that is, or is reasonably likely to result in, a Superior Parent Proposal that is submitted to Parent by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) Parent, its Subsidiaries or their respective Representatives shall not have violated any of the restrictions set forth in this Section 5.6, (2) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements, (3) Parent receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such Person by or on behalf of Parent on terms no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, and (4) prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that if any of its directors, executive officers or any Parent Designated Representative takes an action that, if taken by Parent, would violate the restrictions set forth in the preceding sentence, then such action shall be deemed to constitute a breach of such restriction by Parent. In furtherance of its obligations hereunder, to the extent that Parent has Knowledge that any of its Representative has taken an action that, if taken by Parent, would violate any of the restrictions set forth in this Section 5.6, then Parent shall immediately instruct such Representative to cease such action.

(b) Nothing set forth in this Section 5.6 shall prohibit the Parent Board from taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 5.6 shall not be deemed to permit the Parent Board to make a Parent Change in Recommendation or take any of the actions referred to in Section 5.9(b), except to the extent permitted by Section 5.9(c)(i) or Section 5.9(c)(ii).

5.7 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable, and in no event later than 25 Business Days after the date of this Agreement, the Company and Parent shall prepare the Joint Proxy Statement and Parent shall prepare the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included, with respect to the issuance of Parent Common Stock in the Merger and cause it to be filed with the SEC. The Company and Parent shall each furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendment thereto. Parent and the Company shall each use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall also promptly file, and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Joint Proxy Statement and, if required, the Company and Parent shall mail to their respective stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective. Notwithstanding the foregoing, prior to filing the Form S-4 Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If at any time prior to the Effective Time either Party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement, it shall promptly inform the other Party.

(c) Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Joint Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto, or the suspension of the qualification of the shares of Parent Common Stock to be issued pursuant to Article 2 for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) Each of the Company and Parent will take any other action required to be taken under the Securities Act, the Exchange Act and any applicable Blue Sky Laws in connection with the Contemplated Transactions.

5.8 Company Stockholders Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”), shall submit such proposal to such holders at the Company Stockholders Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act), without the prior written Consent of Parent. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written Consent of Parent. The Company Stockholders Meeting shall be held (on a date jointly selected by Parent and the Company) as promptly as practicable after (but in any event no later than 40 days after) the Form S-4 Registration Statement is declared effective under the Securities Act. Subject to Section 5.8(c), the Joint Proxy Statement shall include the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders Meeting (the recommendation of the Company Board being referred to as the “Company Board Recommendation”). The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.8(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Board Recommendation in a manner adverse to Parent; (ii) fail to reaffirm, without qualification, the Company Board Recommendation, within 10 Business Days after Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer (it being understood that the Company Board or any committee thereof may make or cause the Company to make a customary “stop, look and listen” communication or may elect to take no position with respect to a Company Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Company Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action in and of itself being considered a Company Change in Recommendation); (iv) approve, endorse, or recommend any Acquisition Proposal; or (v) publicly resolve or propose to take any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.8(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i) if: (A) after the date of this Agreement, a Company Acquisition Proposal is made to the Company and is not withdrawn; (B) such Company Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement or the Confidentiality Agreement; (C) the Company Board determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such Company Acquisition Proposal is a Superior Company Proposal; (E) during such five-Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Superior Company Proposal no longer constitutes a Superior Company Proposal; (F) at the end of such five-Business Day period, such Company Acquisition Proposal has not been withdrawn and continues to constitute a Superior Company Proposal (taking into account any changes to the terms of this Agreement irrevocably agreed by Parent as a result of the negotiations required by clause (E) or otherwise); and (G) the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Company Proposal, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Company Proposal, the provisions of this Section 5.8(c)(i) shall apply to such revised Company Acquisition Proposal as if it were a new Company Acquisition Proposal hereunder, except that to the extent such revisions are proposed during such five Business Day period, the five Business Day period shall instead be the greater of the remaining time of such initial five Business Day Period related to such Company Acquisition Proposal and three Business Days); or

(ii) if: (A) a Company Intervening Event occurs or arises after the date of this Agreement; (B) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that, in light of such Company Intervening Event, the Company Board intends to effect a Company Change in Recommendation; (C) during such five Business Day period, if requested by Parent, the Company engages in good-faith negotiations with Parent to amend this Agreement in a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) at the end of such five Business Day period, the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

5.9 Parent Stockholders Meeting.

(a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement (the “Parent Stockholders Meeting”) and shall submit such proposal to such holders at the Parent Stockholders Meeting. Parent (in consultation with the Company) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders Meeting and shall not change such record date (whether in connection with the Parent Stockholders Meeting or any adjournment or postponement thereof) without the prior written Consent of the Company. The Parent Stockholders Meeting shall be held (on the same date as the date of the Company Stockholders Meeting) as promptly as practicable after (but in any event no later than 40 days after) the Form S-4 Registration Statement is declared effective under the Securities Act. Subject to Section 5.9(c), the Joint Proxy Statement shall include the recommendation of Parent Board that the Parent’s stockholders vote to approve the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”). Parent shall use reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.9(c), neither the Parent Board nor any committee thereof shall: (i) withdraw or modify the Parent Board Recommendation in a manner adverse to the Company, or adopt or propose a resolution to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company; (ii) fail to reaffirm, without qualification, the Parent Board Recommendation within 10 Business Days after the Company requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of Parent shall have been commenced, that the Parent Board recommends rejection of such tender or exchange offer (it being understood that the Parent Board or any committee thereof may make or cause Parent to make a customary “stop, look and listen” communication or may elect to take no position with respect to a Parent Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Parent Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action in and of itself being considered a Parent Change in Recommendation); (iv) approve, endorse or recommend any Parent Acquisition Proposal; or (v) publicly resolve or propose to take any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.9(b), at any time prior to the approval of the issuance of Parent Common Stock issued pursuant to the terms of this Agreement by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if (A) after the date of this Agreement, a Parent Acquisition Proposal is made to Parent and is not withdrawn; (B) such Parent Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement or the Confidentiality Agreement; (C) the Parent Board determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Superior Parent Proposal; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Parent Acquisition Proposal is a Superior Parent Proposal; (E) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Parent Acquisition Proposal that was determined to constitute a Superior Parent Proposal no longer constitutes a Superior Parent Proposal; (F) at the end of such five Business Day period, such Parent Acquisition Proposal has not been withdrawn and continues to constitute a Superior Parent Proposal (taking into account any changes to the terms of this Agreement irrevocably agreed by the Company as a result of the negotiations required by clause (E) or otherwise); and (G) the Parent Board determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Parent Proposal, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Parent Proposal, the provisions of this Section 5.9(c)(i) shall apply to such revised Parent Acquisition Proposal as if it were a new Parent Acquisition Proposal hereunder, except that to the extent such revisions are proposed during such five Business Day period, the five Business Day period shall instead be the greater of the remaining time of such initial five Business Day Period related to such Parent Acquisition Proposal and three Business Days);

(ii) if (A) a Parent Intervening Event occurs or arises after the date of this Agreement; (B) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that, in light of a Parent Intervening Event, the Parent Board intends to effect a Parent Change in Recommendation; (C) during such five Business Day period, if requested by the Company, Parent engages in good-faith negotiations with the Company to amend this Agreement in a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) at the end of such five Business Day period, the Parent Board determines in good faith, after consultation with outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements.

5.10 Cooperation; Regulatory Approvals.

(a) Subject to Sections 5.10(c) and 5.10(d), Parent and the Company shall cooperate fully with each other and shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 5.10(c) and 5.10(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information or documentary material requested in connection with such filings and notices, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use reasonable best efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given, and each such Consent obtained, by Parent during the Pre-Closing Period

(b) Without limiting the generality of Section 5.10(a), the Company and Parent shall, promptly after the date of this Agreement prepare and in no event later than 15 Business Days after the date of this Agreement file the notifications required under the HSR Act. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other Party of any communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the Contemplated Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act Parent and the Company will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines, or assets of the Company or any of its Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger.

(d) Notwithstanding anything to the contrary contained in this Agreement, unless immaterial relative to the Company and its Subsidiaries taken as a whole, Parent shall not have any obligation under this Agreement to (and the Company shall not, unless requested to do so by Parent): (i) dispose of, transfer, or hold separate, or cause any of its Subsidiaries to dispose of, transfer, or hold separate any assets or operations, or commit or cause the Company or any of its Subsidiaries to dispose of, transfer, or hold separate any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service or (iii) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries.

5.11 Disclosure. Except with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the other Contemplated Transactions and neither shall issue any press release or make any public statement or disclosure regarding the Merger or any of the other Contemplated Transactions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other Party about, and allow the other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure.

5.12 Tax Matters. Each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify, and will not take (and will use its reasonable best efforts to prevent any Affiliate of such party from taking) any actions that would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Parent and the Company will cooperate with one another and use their respective commercially reasonable efforts to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). In connection therewith, (a) Parent shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 6.2(d) and 6.3(d), as applicable (the “Parent Tax Certificate”) and (b) the Company shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 6.2(d) and 6.3(d), as applicable (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering the opinions described in Sections 6.2(d) and 6.3(d).

5.13 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

5.14 Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the Nasdaq.

5.15 Rule 16b-3. Parent, Merger Sub, and the Company shall take all such steps as may be required to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Employee Benefits.

(a) Following the Effective Time, and for at least six months thereafter, the Surviving Corporation shall provide or cause to be provided to each individual employed by the Surviving Corporation immediately after the Effective Time (each, a “Continuing Employee”) an annual base salary or wage level, as applicable, annual cash incentive opportunities, and employee benefits (excluding equity-based compensation) that, in the aggregate, are substantially comparable to either (i) such compensation and employee benefits provided to such Continuing Employee by the Company on the date of this Agreement or (ii) such compensation and employee benefits provided by the Parent to similarly situated employees of Parent and its Affiliates; provided, however, that nothing in this Section 5.16 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement. Nothing in this Section 5.16 shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any benefit plan of Parent or its Affiliates (the “Parent Benefit Plans”). This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent. Furthermore, nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any agreement between a Continuing Employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be “at will” employment.

(b) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) of any benefit accrual under any New Plan that is a defined benefit plan, or (iii) the similar Company Benefit Plan’s method or formula of service crediting is not consistent with the method or formula of service crediting under the New Plan in which case, such Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time in accordance with the method or formula of service crediting under the New Plan. In addition and without limiting the generality of the foregoing, Parent shall, or shall cause the New Plans to, use commercially reasonable efforts to cause (A) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is comparable to a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

5.17 Indemnification of Officers and Directors.

(a) From the Effective Time and until the six year anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, each present and former director, officer and employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of the Company or any of its Subsidiaries (collectively, and together with such Person’s heirs, executors or administrators, the “Indemnified Persons”), against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Persons’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under the Company’s certificate of formation, bylaws, or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Merger and shall be assumed by the Surviving Corporation in the Merger without any further action. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by applicable Legal Requirements, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Indemnified Person under this Section 5.17 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.17) as incurred to the fullest extent permitted under applicable Legal Requirements for a period of six years from the Effective Time; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(c) Parent shall purchase, or shall cause the Surviving Corporation to purchase, on or prior to the Effective Time, and the Surviving Corporation shall maintain, tail insurance policies for the extension of the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained on the date of this Agreement by the Company, which tail policies shall be from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and shall be effective from the Effective Time through and including the date six years after the Closing Date (the “Tail Period”) with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing director and officer policies disclosed in Section 3.16 of the Company Disclosure Schedule with respect to claims arising from facts, events, acts or omissions that occurred on or prior to the

Effective Time. If Parent or the Surviving Corporation for any reason fails to obtain such tail insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) continue to maintain in effect for the Tail Period the directors’ and officers’ liability insurance and fiduciary liability insurance maintained as of the date of this Agreement, or (ii) purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for the Tail Period, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those provided in the Company’s existing director and officer policies disclosed in Section 3.16 of the Company Disclosure Schedule. Notwithstanding the foregoing, if the coverage described above cannot be obtained, or can only be obtained by paying aggregate premiums in excess of 250% of the annual amount currently paid by the Company for such coverage, the Surviving Corporation shall obtain policies with the greatest coverage available for aggregate premiums equal to 250% of the aggregate annual amount currently paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance.

(d) If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, respectively, shall assume all of the obligations set forth in this Section 5.17. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substation for, any claims under any such policies.

(e) This Section 5.17 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnified Person as a third-party beneficiary. The rights of the Indemnified Persons under this Section 5.17 are in addition to any rights such Indemnified Persons may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Legal Requirements.

5.18 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger and the other Contemplated Transactions, and no such settlement shall be agreed to without the prior written consent of Parent. The Company and Parent shall cooperate, shall cause their respective Subsidiaries to cooperate and shall use their reasonable best efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

5.19 Financing.

(a) At any time, and from time to time, prior to Closing, the Company shall, and shall cause its Subsidiaries to and use reasonable best efforts to cause its Representatives to, cooperate in connection with any Financing as Parent may reasonably request, including any offering of debt or equity securities, requested repayment or refinancing of Indebtedness of the Company or any of its Subsidiaries and any filing with any Governmental Body to be made by Parent related thereto, including, as applicable, by: (i) causing management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, to participate in meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, related to the Financing; (ii) providing information with respect to the Company and its Subsidiaries reasonably requested by Parent or the Financing Sources to facilitate the Financing; (iii) using reasonable best efforts to prepare and furnish to Parent the Required Information; (iv) assisting in the preparation of SEC filings to be made by Parent, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents (“Offering Documents”); (v) (A) using reasonable best efforts to cause PricewaterhouseCoopers LLP or other relevant accountants of the Company and its respective Subsidiaries to cooperate with Parent, including by participating in drafting sessions and accounting due diligence sessions, to obtain the consent of, and customary comfort letters from, PricewaterhouseCoopers LLP (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any Financing by Parent and (B) cooperating with Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Financing; (vi) cooperating with any due diligence, to the extent customary and reasonable; (vii) in connection with any such Financing, provide customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a material misstatement or omission; (viii) furnishing promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (ix) in connection with the Financing, executing and delivering any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Parent and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing); (x) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of the Financing, subject to the occurrence of the Closing; and (xi) using reasonable best efforts to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness and release of liens contemplated by any repayment or refinancing of such indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (xi) shall not need to be effective until the Closing Date.

(b) Notwithstanding anything to the contrary in this Section 5.19(a), no action shall be required of the Company or its Subsidiaries if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless waived by Parent; (iii) involve the entry by the Company or any Subsidiary into any agreement with respect to the Financing that is effective prior to the Closing, other than customary representation and authorization letters; (iv) require Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions, other than certificates delivered at (or as of) the Closing Date and other than customary representation and authorization letters; (v) require the Company or any Subsidiary to pay any commitment or other fee prior to the Closing Date; (vi) require the Company or any of its Subsidiaries or their respective Representatives to prepare pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the covenant set forth in Section 5.19(a)(ii) and (iii); or (vii) cause any director, officer, or employee of Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity.

(c) Promptly upon the Company’s request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with assisting in the Financing shall be paid or reimbursed by Parent, and, in the event the Closing shall not occur, Parent shall indemnify and hold harmless Company, its Subsidiaries and its and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent such losses arise from the information provided by the Company or its Subsidiaries for use in the Offering Documents or otherwise in connection with the Financing.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction at or before the Closing Date, of each of the following conditions, any or all of which may be waived jointly by the Parties:

(a) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(b) Company Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(c) Parent Stockholder Approval. The Required Parent Stockholder Vote shall have been obtained.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the Nasdaq.

(e) Competition Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f) No Restraints. No temporary restraining Order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger.

6.2 Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company (i) set forth in Section 3.7(b)(i) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) set forth in Section 3.3(a), Section 3.3(b) and Section 3.3(c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) set forth in Section 3.2(a) (Authority; No Conflict), Section 3.3 (other than Section 3.3(a), Section 3.3(b) or Section 3.3(c)) (Capitalization), Section 3.20 (Rights Plan; State Antitakeover Statutes) and Section 3.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) and (iv) set forth in this Agreement, other than those representations and warranties described in clauses (i), (ii) or (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material,” “in all material respects” and “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) Certificate. The Company shall have provided Parent with a certificate from the chief executive officer and the chief financial officer of the Company certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Tax Opinion. Parent shall have received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(d), Vinson & Elkins LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.

(e) Company Material Loss. During the Pre-Closing Period, there shall not be one or more Material Losses with respect to the Company or any of its Subsidiaries, the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100,000,000.

(f) Maximum Company Net Debt. The Net Debt of the Company and its Subsidiaries as of the Closing Date shall not be greater than $500,000,000, and the Company shall have furnished Parent and Merger Sub with a certificate dated the Closing Date, signed on its behalf by the Company’s chief executive officer and chief financial officer, certifying that the condition set forth in this Section 6.2(f) has been satisfied and setting forth the Company’s calculation of the Net Debt of the Company and its Subsidiaries.

6.3 Conditions of the Company. The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.7(b)(i) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) set forth in Section 4.3(a), Section 4.3(b) and Section 4.3(c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) set forth in Section 4.2(a) (Authority; No Conflict), Section 4.3 (other than Section 4.3(a), Section 4.3(b) or Section 4.3(c)) (Capitalization) and Section 4.14 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,”

“material,” “in all material respects” and “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants. The covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) Certificate. Parent shall have provided the Company with a certificate from the chief executive officer and the chief financial officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), Wachtell, Lipton, Rosen & Katz shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

(e) Parent Material Loss. During the Pre-Closing Period, there shall not be one or more Material Losses with respect to Parent or any of its Subsidiaries, the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $300,000,000.

(f) Maximum Parent Net Debt. The Net Debt of Parent and its Subsidiaries as of the Closing Date shall not be greater than $725,000,000, plus any Indebtedness incurred or issued to (i) pay down any existing Indebtedness of the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or (ii) pay any or all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, and Parent shall have furnished the Company with a certificate dated the Closing Date, signed on its behalf by Parent’s chief executive officer and chief financial officer, certifying that the condition set forth in this Section 6.3(f) has been satisfied and setting forth Parent’s calculation of the Net Debt of Parent and its Subsidiaries.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the receipt of the Required Company Stockholder Approval or the Required Parent Stockholder Approval):

(a) by mutual written Consent of Parent and the Company;

(b) by Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. Central Time on June 30, 2017 (as such date may be extended pursuant to the immediately succeeding proviso, the “End Date”); provided that if, on such date, one or more of the conditions set forth in Section 6.1(e) or Section 6.1(f) (as a result only of an Order or injunction imposed by a Governmental Antitrust Body) has not been satisfied or waived, but all other conditions to the Closing set forth in Article 6 have been satisfied or waived, as applicable (except for those conditions that by their nature are to be satisfied at the Closing; provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall automatically be extended to August 31, 2017; provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing proviso);

(c) by Parent or the Company if (i) a court or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Legal Requirement shall be in effect that permanently makes consummation of the Merger illegal or otherwise permanently prohibits the consummation of the Merger;

(d) by Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote;

(e) by Parent, prior to the time the Company Required Stockholders Vote is obtained, if (i) there shall have occurred a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement, or (iii) any of the directors or executive officers of the Company, any of the Voting Agreement Stockholders or any Company Designated Representative, shall have materially violated or materially breached Section 5.5;

(f) by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2(a) would not be satisfied; (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 30 calendar days after its receipt of written notice from Parent thereof; or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(b) would not be satisfied if the condition were then being tested and such breach, if capable of cure, has not been cured by the Company within 30 calendar days after its receipt of written notice from Parent thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties or covenants hereunder such that any condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied;

(g) by Parent or the Company if (i) the Parent Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) the issuance of Parent Common Stock pursuant to this Agreement shall not be approved at such meeting by the Required Parent Stockholder Vote;

(h) by the Company, prior to the time the Parent Required Stockholders Vote is obtained, if (i) there shall have occurred a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement, or (iii) any of the directors or executive officers of Parent or any Parent Designated Representative, shall have materially violated or materially breached Section 5.6; or

(i) by the Company (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent within 30 calendar days after its receipt of written notice from the Company thereof; or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied if the condition were then being tested and such breach, if capable of cure, has not been cured by Parent within 30 calendar days after its receipt of written notice from the Company thereof; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if the Company is then in material breach of any of its representations, warranties or covenants hereunder such that any condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other parties.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub; provided, however, that (a) this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any Willful and Intentional Breach of any representation, warranty, covenant, or other provision contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

7.3 Expenses; Termination Fees.

(a) Except as set forth in Section 5.17, Section 5.19(c) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall be responsible for any filing fees incurred by Parent and the Company in connection with the filing by Parent and the Company of the pre-merger notification and report forms relating to the Merger under the HSR Act, but Parent shall not be responsible for any filing fees incurred by any Person (other than the Parent and the Company) in connection with any such filings.

(b) The Company agrees to pay Parent an amount equal to $40,000,000 (the “Company Termination Fee”) if this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(e);

(ii) by Parent pursuant to Section 7.1(f)(iii) and (A) on or before the date of any such termination a Company Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board, and (B) a definitive agreement is entered into by the Company with respect to a Company Acquisition Transaction or a Company Acquisition Transaction is consummated within 12 months of such termination of the Agreement;

(iii) by Parent or the Company pursuant to Section 7.1(d) and, (A) on or before the date of the Company Stockholder Meeting, a Company Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (B) a definitive agreement is entered into by the Company with respect to a Company Acquisition Transaction or a Company Acquisition Transaction is consummated within 12 months of such termination of this Agreement; or

(iv) by any Party at any time during which the Agreement was otherwise terminable in a circumstance in which Parent would be entitled to a payment of the Company Termination Fee pursuant to Section 7.3(b)(i), Section 7.3(b)(ii) or Section 7.3(b)(iii) if Parent had terminated this Agreement pursuant to Sections 7.1(d), 7.1(e) or 7.1(f) or if the Company had terminated this Agreement pursuant to Section 7.1(d).

For purposes of Sections 7.3(b)(ii) and 7.3(b)(iii), the term “Company Acquisition Transaction” shall have the meaning assigned to such term in Section 8.16, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(c) Parent agrees to pay the Company:

(i) an amount equal to $100,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(h)(i) or Section 7.1(h)(ii) as a result of a Parent Change of Recommendation made pursuant to Section 5.9(c)(i);

(ii) an amount equal to $40,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(h)(i) or Section 7.1(h)(iii) as a result of a Parent Change of Recommendation made pursuant to Section 5.9(c)(ii);

(iii) an amount equal to $100,000,000, if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g) and, (A) on or before the date of the Parent Stockholder Meeting, a Parent Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board(such proposal, a “Pending Parent Acquisition Proposal”), and (B) a definitive agreement is entered into by Parent with respect to a Parent Acquisition Transaction or a Parent Acquisition Transaction is consummated within 12 months of such termination of this Agreement, in each case with an Initial Parent Interloper or a Topping Parent Interloper;

(iv) an amount equal to $100,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(i)(iii) and (A) on or before the date of any such termination a Pending Parent Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Parent Board, and (B) a definitive agreement is entered into by Parent with respect to a Parent Acquisition Transaction or a Parent Acquisition Transaction is consummated within 12 months of such termination of the Agreement, in each case with an Initial Parent Interloper or a Topping Parent Interloper;

(v) an amount equal to $40,000,000, if this Agreement is terminated by any Party at any time during which the Agreement was otherwise terminable in circumstances in which the Company would be entitled to payment of the Parent Termination Fee pursuant to Section 7.3(c)(ii) if the Company had terminated this Agreement pursuant to Section 7.1(h); or

(vi) an amount equal to $100,000,000, if this Agreement is terminated by any Party at any time during which the Agreement was otherwise terminable in circumstances in which the Company would be entitled to payment of the Parent Termination Fee pursuant to Section 7.3(c)(i), 7.1(c)(iii) or 7.1(c)(iv) if the Company had terminated this Agreement pursuant to Section 7.1(h)(i), 7.1(h)(ii), 7.1(g) or 7.1(i) or if Parent had terminated this Agreement pursuant to Section 7.1(g).

For purposes of Sections 7.3(c)(iii) and 7.3(c)(iv), the term “Parent Acquisition Transaction” shall have the meaning assigned to such term in Section 8.16, except that the references to “15% or more” shall be deemed to be references to “50% or more.” Any amount payable by Parent to the Company pursuant to this Section 7.3(c) is referred to as the “Parent Termination Fee.”

(d) Any Company Termination Fee or Parent Termination Fee required to be paid (i) pursuant to Section 7.3(b)(i) shall be paid within two Business Days after termination by Parent, (ii) pursuant to Section 7.3(b)(ii) or 7.3(b)(iii) shall be paid within two Business Days after the event giving rise to such payment, (iii) pursuant to Section 7.3(b)(iv), at the time such fee would be payable pursuant to Section 7.3(b)(i), 7.3(b)(ii) or 7.3(b)(iii), as applicable, (iv) pursuant to Sections 7.3(c)(i) or 7.3(c)(ii) shall be paid within two Business Days after termination by the Company, (v) pursuant to Sections 7.3(c)(iii) or 7.3(c)(iv) shall be paid within two Business Days after the event giving rise to such payment and (vi) pursuant to Sections 7.3(c)(v) or 7.3(c)(vi), at the time such fee would be payable pursuant to Sections 7.3(c)(i), 7.3(c)(ii), 7.3(c)(iii) or 7.3(c)(iv) and, in each case, shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving Party.

(e) Without prejudice to the payment of any Company Termination Fee or Parent Termination Fee, (i) in the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(d), the Company shall pay to Parent an amount not to exceed $7,500,000 in respect of the bona fide, out of pocket expenses of Parent actually incurred in connection with this Agreement and the Contemplated Transactions, within two Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by Parent and (ii) in the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(g), Parent shall pay to the Company an amount not to exceed $7,500,000 in respect of the bona fide, out of pocket expenses of the Company actually incurred in connection with this Agreement and the Contemplated Transactions, within two Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by the Company (the amount paid pursuant to each of clause (i) or (ii), an “Expense Reimbursement”). In the event that the Company shall make an Expense Reimbursement to Parent pursuant to this Section 7.3(e), then such amount paid shall be deducted from the amount of any Company Termination Fee paid or payable by the Company pursuant to Section 7.3(b). In the event that Parent shall make an Expense Reimbursement to the Company pursuant to this Section 7.3(e), then such amount shall be deducted from the amount of any Parent Termination Fee paid or payable by Parent pursuant to Section 7.3(c).

(f) If a Party fails to pay when due any amount payable under this Section 7.3, then (i) the non-paying Party shall reimburse the other Party for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the other Party of its rights under this Section 7.3, and (ii) the non-paying Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to 3% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(g) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of liability pursuant to Section 7.2(b). In no event shall either Party be obligated to pay a Company Termination Fee or Parent Termination Fee or Expense Reimbursement pursuant to this Section 7.3 on more than one occasion.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors), whether before or after the Required Company Stockholder Vote and the Required Parent Stockholder Vote shall have been obtained; provided, however, that after the Required Company Stockholder Vote and the Required Parent Stockholder Vote shall have been obtained, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Parent without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2 Remedies Cumulative; Waiver.

(a) The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3 No Survival. None of the representations and warranties contained in this Agreement, or any covenant in this Agreement, other than those contained in Section 5.16, Section 5.17 and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time, shall survive the Effective Time.

8.4 Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, and the Confidentiality Agreement and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(b) The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c) Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

8.6 Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction.

8.7 Exclusive Jurisdiction; Venue. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.12 of this Agreement.

8.8 Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the Contemplated Transactions.

8.9 Disclosure Schedules.

(a) The Company Disclosure Schedule and the Parent Disclosure Schedule are arranged in separate parts corresponding to the numbered and lettered Sections contained in Articles 3 and 4, respectively. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify any other Section to the extent that the relevance of such item is reasonably apparent. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Parent Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or the Parent Disclosure Schedule or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible or alleged breach or violation of Legal Requirements or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Schedule or Parent Disclosure Schedule, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are qualified in their entireties by reference to specific provisions of the Merger Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent or Merger Sub, as applicable, except as and to the extent provided in the Merger Agreement.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

8.10 Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.11 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, (a) the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 5.17 and; provided, further that no Consent of the Indemnified Persons shall be required to amend any provision of the Agreement prior to the Effective Time, (b) the holders of Company Common Stock shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.1, (c) the holders of Company Warrants and the holders of Company Equity Awards shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.2.

8.12 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next Business Day), (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid) and (c) if sent by email, upon prompt confirmation by telephone of successful transmission of such email; provided that such email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein.

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Parties):

If to the Company:

Seventy Seven Energy Inc.

777 NW 63 Street

Oklahoma City, OK 73116

Attention: David Treadwell

Fax no.: (405) 730-8123

with a copy to (which shall not constitute notice hereunder):

Wachtell, Lipton Rosen & Katz

51 W 52nd Street

New York, NY 10019

Attention: Project Egypt

Fax no.: (212) 403-2000

Email: Egypt067140001@wlrk.com

If to Parent or Merger Sub:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway N., Suite 800

Houston, TX 77064

Attention: General Counsel

Fax no.: (281) 765-7175

with a copy to (which shall not constitute notice hereunder):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Stephen M. Gill

Douglas E. McWilliams

Fax no.: (713) 615-5956

Email: SGill@velaw.com

DMcWilliams@velaw.com

8.13 Construction; Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such Section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or;”

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the Party to whom such representations and warranties are being made).

(b) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 Enforcement of Agreement. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by a Party in equity to enforce the provisions of the Agreement, no other Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. If, by the End Date, any Party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

8.15 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

8.16 Certain Definitions.

“Adjusted RSU Award” shall have the meaning set forth in Section 2.3(b)(ii).

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. None of the holders of Company Common Stock as of the date hereof shall be considered an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the foregoing.

“Aggregate Consideration” means (a) 49,559,000 shares of Parent Common Stock minus (b) the Forfeited Series A Warrant Shares and minus (c) the Net Settled Series A Warrant Shares.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitakeover Statute” shall have the meaning set forth in Section 3.20.

“Antitrust Laws” means the HSR Act, the Clayton Antitrust Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

“Applicable Date” shall have the meaning set forth in Section 3.4(a).

“Appraisal Shares” shall have the meaning set forth in Section 2.2.

“Bankruptcy and Equity Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium and any other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles.

“Blue Sky Laws” shall have the meaning set forth in Section 3.2(c).

“Book Entry Shares” mean uncertificated shares of Company Common Stock represented by a book entry.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized pursuant to a Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Cash” means, at any time, with respect to any Person, without duplication, all cash and cash equivalents, in each case, of such Person as of such time and as calculated in accordance with GAAP.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” means all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX.

“Chesapeake” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company 2016 Plan” shall have the meaning set forth in Section 2.3(b).

“Company Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent, its Subsidiaries or its Affiliates) relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person (other than Parent, Merger Sub or their Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or their Affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving the Company; or

(b) any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a Person (other than Parent, Merger Sub or their Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or their Affiliates) that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, in each case other than the Contemplated Transactions and transactions between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries.

“Company Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Company Benefit Plans” shall have the meaning set forth in Section 3.11(b).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(a).

“Company Change in Recommendation” shall have the meaning set forth in Section 5.8(b).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Designated Representative” shall mean those Persons set forth in Section 8.16(a) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” shall have the meaning set forth in Section 2.3(b).

“Company Equity Plans” shall have the meaning set forth in Section 2.3(b)(iii).

“Company Holder Consent” means the Holder Consent (as defined in the Company Stockholder Agreement) as required pursuant to Section 2.2.1(f) of the Company Stockholders Agreement to consummate the Contemplated Transactions.

“Company Insurance Policies” has the meaning set forth in Section 3.16(a).

“Company Intervening Event” means a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known to (a) the Company Board, (b) any executive officer of the Company or (c) any other officer of the Company holding the title of President or higher that is in charge of any business unit or operating Subsidiary of the Company, in each case as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event.

“Company IP” means all Intellectual Property owned, used, or held for use by the Company and its Subsidiaries in their business as currently conducted, including all Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Plan of Reorganization” shall mean the Chapter 11 Plan of Reorganization Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors, dated June 7, 2016, filed by Seventy Seven Finance Inc., as supplemented and amended and as confirmed by the bankruptcy court’s Findings of Fact, Conclusions of Law and Order (I) Approving the Debtors’ Solicitation and Disclosure Statement and (II) Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization that certain Findings of Fact, Conclusions of Law and Order Confirming the Debtors’ Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated July 14, 2016.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company RSUs” shall mean restricted stock unit awards relating to shares of Company Common Stock granted under the Company 2016 Plan.

“Company SEC Reports” shall have the meaning set forth in Section 3.4(b).

“Company Stock-Based Right” shall have the meaning set forth in Section 3.3(d).

“Company Stock Certificate” means a valid certificate representing shares of Company Common Stock.

“Company Stockholders Agreement” means that certain Stockholders Agreement by and among the Company and certain of the Company’s stockholders dated as of August 1, 2016.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.8(a).

“Company Tax Certificate” shall have the meaning set forth in Section 5.12.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Warrant” means the Series A Warrants, the Series B Warrants and the Series C Warrants.

“Confidentiality Agreement” means the confidentiality agreement entered into by and between the Company and Parent on October 28, 2016.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contamination” means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business in compliance with Environmental Laws.

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Continuing Employee” shall have the meaning set forth in Section 5.16(a).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature; provided that “Contracts” shall not include any Company Benefit Plans.

“Controlled Group Liability” shall have the meaning set forth in Section 3.11(a).

“Copyrights” means all copyrights, rights in copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means the United States Department of the Treasury.

“DGCL” shall have the meaning set forth in the Recitals.

“DOL” shall have the meaning set forth in Section 3.11(d).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” shall have the meaning set forth in Section 1.3.

“E-SIGN Act” means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. §§ 7001-7006.

“Encumbrance” means any Lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive or other preferential right, community property interest, third Person right or interest (whether possessory or non-possessory), or covenant, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 7.1(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any foreign, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment, including any statute, regulation, administrative decision, or order pertaining to (a) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (b) air, water, and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (e) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (f) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, or (g) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

“ERISA” shall have the meaning set forth in Section 3.11(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Excess Shares” shall have the meaning set forth in Section 2.1(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.5(a).

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Exchange Ratio” means the Aggregate Consideration divided by the aggregate number of shares of Company Common Stock outstanding (including (a) shares of Company Common Stock outstanding as a result of the exercise of Company Warrants, (b) shares of Company Common Stock deemed outstanding as a result of the vesting of the Company RSUs pursuant to Section 2.3(b)(i), (c) Appraisal Shares,(d) shares of Company Common Stock subject to Retention RSU Awards and (e) 50% of any shares of Company Common Stock tendered to the Company on or after August 1, 2016 for purposes of satisfying tax withholding obligations upon vesting of Company RSUs) as of immediately prior to the Effective Time. Annex A sets forth an illustrative calculation of the Exchange Ratio.

“Ex-Im Laws” means all U.S. and non-U.S. laws, regulations, and orders relating to export, reexport, transfer, and import controls, including, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Expense Reimbursement” shall have the meaning set forth in Section 7.3(e).

“Facilities” means any real property, leaseholds, or other interests currently owned or operated by a Person or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by a Person or any of its Subsidiaries.

“Financing” means any issuance of debt or equity securities or the incurrence of Indebtedness by Parent (either directly or through any of its Subsidiaries) permitted by this Agreement.

“Financing Sources” means Persons that commit to provide, or otherwise enter into arrangements with Parent or any of its Affiliates in connection with or otherwise facilitate, the Financing, including any parties (other than Parent or any of its Affiliates) to any agreements executed in connection with the Financing, any joinder agreements and fee letters (including the definitive agreements executed in connection with the Financing) and their respective successors and assigns and including any underwriter or initial purchaser of securities issued in connection with the Financing.

“Forfeited Series A Warrant Shares” means the quotient of (a) the product of (i) the number of Series A Company Warrants that are not exercised on or prior to the Effective Time in accordance with the terms of the Series A Warrant multiplied by (ii) the Series A Exercise Price divided by (b) the Parent Closing VWAP.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Fractional Share Proceeds” shall have the meaning set forth in Section 2.1(c).

“GAAP” means generally accepted accounting principles for financial reporting in the United States as of the date hereof, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 and Section 4.4(a) were prepared.

“Governmental Antitrust Body” means any federal, state, local or foreign court or other Governmental Body with jurisdiction over enforcement of any applicable Antitrust Laws.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“Hazardous Substance” means any substance that is (a) listed, classified, regulated, or which falls within the definition of a “pollutant,” “contaminant,” “solid waste,” “toxic substance,” “hazardous substance,” “extremely hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, or radon, or (c) any other substance which is regulated by any Governmental Body pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, at any time, with respect to any Person, without duplication, all outstanding obligations of such Person as of such time in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all liabilities of such Person in respect of any lease required to be classified and accounted for under GAAP as a capital lease, (d) to the extent drawn as of such time, letters of credit, banker’s acceptances or similar credit transactions, (e) all obligations to pay the deferred and unpaid purchase price of any asset, business or company, including earn-outs and any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, but excluding accounts payable incurred in the ordinary course of business consistent with past practice, and (f) (i) any guarantees or other contingent obligations in respect of indebtedness, liabilities or obligations of any other Person of the type described in any clause of this definition and (ii) indebtedness, liabilities or obligations of any other Person of the type referred to in any clause of this definition for which such Person has pledged any of its assets as security, or as to which such Person has undertaken or become obligated to maintain or cause to be maintained the financial position of such other Person, or to purchase such other Person’s indebtedness, liabilities or obligations.

“Indemnified Persons” shall have the meaning set forth in Section 5.17(a).

“Initial Parent Interloper” means a Person who announced, disclosed or otherwise communicated to the Parent Board a Pending Parent Acquisition Proposal pursuant to Section 7.3(c)(iii) or 7.3(c)(iv).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, Internet domain names, other indicia of source and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all rights in works of authorship (whether copyrightable or not), Copyrights, and rights in databases (or other collections of information, data works, or other materials), (e) rights in software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) rights in designs and industrial designs, (g) rights of publicity and other rights to use the names and likeness of individuals, (h) moral rights, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, supplementary protection certificates, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems; (b) all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Joint Proxy Statement” means a proxy statement/prospectus to be sent to (a) the Company’s stockholders in connection with the Company Stockholders Meeting and (b) Parent’s stockholders in connection with the Parent Stockholders Meeting.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the executive officers of the Company and its Subsidiaries, or with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, Nasdaq or OTC).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third Person that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement and that is used in the business of the Company and its Subsidiaries as currently conducted.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

“Litigation Trust Claims” means those specified claims and causes of action that were transferred by the Company and its Subsidiaries pursuant to that certain Litigation Trust Agreement between the Company and Alan Carr, as trustee, dated August 1, 2016.

“Material Adverse Effect,” with respect to any Person, means any material adverse effect on the business or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following, and no change, event, occurrence or development resulting from or arising out of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to such Person:

(i) changes in the economy or financial, debt, credit or securities markets generally in the United States or elsewhere, including changes in interest or exchange rates;

(ii) changes generally affecting the industries (or segments thereof) in which such Person or any of its Subsidiaries operate or industry margins;

(iii) changes in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids and other commodities;

(iv) changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any Legal Requirements, interpretations thereof or regulatory conditions or any changes in the enforcement of any of the foregoing or in general legal or regulatory conditions;

(v) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(vi) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters or other comparable events);

(viii) any change, in and of itself, in the market price or trading volume of such Person’s securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (xi) hereof;

(ix) any failure by such Person to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by such Person or independent third parties) for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (x) hereof;

(x) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers, distributors, regulators, partners or other Persons), or any action or claim made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person ) against such Person or any of its directors, officers or employees arising out of this Agreement or the Merger or the other transactions contemplated hereby; and

(xi) any action taken by such Person or any of its Subsidiaries that is required by this Agreement or with another Party’s written consent or at the request of another Party;

provided, further, that with respect to clauses (i) through (vii), such change, event, occurrence or development may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such change, event, occurrence or development has a materially disproportionately adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 3.15(a).

“Material Loss,” with respect to any Person, means, without duplication, (a) any damage to or destruction of any portion of the properties or assets of such Person or any of such Person’s Subsidiaries and (b) any other loss incurred by such Person or any of such Person’s Subsidiaries outside of the ordinary course of business, which, for the avoidance of doubt, shall include losses resulting from (i) any Legal Proceeding brought against the Company or any of its Subsidiaries, (ii) non-compliance by such Person or such Person’s Subsidiaries with any Legal Requirement, (iii) the failure to receive any early termination fee, early termination compensation or similar payment due and payable to such Person or any of such Person’s Subsidiaries by any other Person as a result of the early termination of any material Contract or daywork drilling contract pursuant to the terms of such material Contract or daywork drilling contract, as applicable, in effect as of the date of this Agreement, (iv) the waiver, reduction or forfeiture by such Person or any of such Person’s Subsidiaries, whether by waiver, amendment or otherwise, of any such early termination fee, early termination compensation or similar payment with respect to the Contracts described in the preceding clause (iii), (v) impairment of any right or interest in or to oil, gas, or other mineral substance or water; (vi) damage to any geological formation, strata or oil or gas reservoir or mineral or water resource; (vii) bodily injury, illness or death; (viii) any wild or out of control well, including cost of regaining control, and cost of removal of debris and property remediation and restoration; (ix) any pollution, contamination or other environmental event; and (x) with respect to the Company, any of the events described on Section 8.16(b) of the Company Disclosure Schedule; provided that the calculation of Material Loss shall (A) not include any losses of the type and the amounts set forth in Section 8.16(c) of the Company Disclosure Schedule or Section 8.16(b) of the Parent Disclosure Schedule; and (B) be reduced by any insurance proceeds actually received (or receivable pursuant to the terms of any insurance policy of such Person or any of its Subsidiaries and (C) not include any loss subject to a valid indemnification claim by such Person or any of its Subsidiaries against any third Person so long as such third Person has sufficient assets or insurance coverage to satisfy such indemnification claim with respect to any such loss.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(i).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(i).

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Board” means the National Labor Relations Board, an independent agency of the U.S. government created by Congress pursuant to the National Labor Relations Act.

“Net Debt,” with respect to any Person as of any time, means an amount equal to (a) the Indebtedness of such Person as of such time, minus (b) the Cash of such Person as of such time.

“Net Settled Series A Warrant Shares” means the quotient of (a) the product of (i) the aggregate number of Series A Company Warrants that are exercised by using the Net Share Settlement method on or prior to the Effective Time in accordance with the terms of the Warrant Agreement multiplied by (ii) the Series A Exercise Price divided by (b) the Parent Closing VWAP.

“Net Share Settlement” has the meaning ascribed to such term in the Warrant Agreement.

“New Plans” shall have the meaning set forth in Section 5.16(b).

“NYSE” means the New York Stock Exchange.

“Offering Documents” shall have the meaning set forth in Section 5.19(a).

“Old Plans” shall have the meaning set forth in Section 5.16(b).

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Original Signature” shall have the meaning set forth in Section 8.5(c).

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

“OTC” means the OTC Marketplace.

“Owned Company IP” means the Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries as currently conducted.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by the Company, its Subsidiaries or its Affiliates) relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” means:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving Parent or any of its Subsidiaries pursuant to which a Person (other than the Company or its Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than the Company or its Affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or of the surviving entity or the resulting direct or indirect parent of Parent or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving Parent; or

(b) any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a Person (other than the Company or its Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than the Company or its Affiliates) that constitute or account for 15% or more of the consolidated assets of Parent and its Subsidiaries, in each case other than the Contemplated Transactions and transactions between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.5.

“Parent Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” shall have the meaning set forth in Section 5.9(a).

“Parent Change in Recommendation” shall have the meaning set forth in Section 5.9(b).

“Parent Closing VWAP” means the volume weighted-average price of Parent Common Stock for the ten consecutive trading days immediately preceding the third Business Day immediately preceding the Closing Date.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Designated Representative” shall mean those Persons set forth in Section 8.16(a) of the Parent Disclosure Schedule.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to the Company on the date of this Agreement.

“Parent Intervening Event” means a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known to (a) the Parent Board, (b) any executive officer of Parent or (c) any other officer of Parent holding the title of President or higher that is in charge of any business unit or operating Subsidiary of Parent, in each case as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Parent Intervening Event.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Parent.

“Parent SEC Reports” shall have the meaning set forth in Section 4.4(b).

“Parent Stock-Based Right” shall have the meaning set forth in Section 4.3(d).

“Parent Stock Options” shall have the meaning set forth in Section 4.3(b).

“Parent Stockholders Meeting” shall have the meaning set forth in Section 5.9(a).

“Parent Tax Certificate” shall have the meaning set forth in Section 5.12.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).

“Party” means a party to the Agreement.

“Patents” means Issued Patents and Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, including all divisions, continuations, and continuations-in-part thereof, filed with the United States Patent and Trademark Office and any other Governmental Body.

“PBGC” means the Pension Benefit Guaranty Corporation, an independent agency of the U.S. government created by ERISA.

“Pending Parent Acquisition Proposal” shall have the meaning set forth in Section 7.3(c)(iii).

“Permitted Lien” shall have the meaning set forth in Section 3.9(a).

“Person” means any individual, Entity, or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Qualified Company Benefit Plan” shall have the meaning set forth in Section 3.11(e).

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

“Regulation S-K” means SEC Regulation S-K.

“Regulation S-X” means SEC Regulation S-X.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Financing, including: (a) any information necessary for the preparation of the Offering Documents to be used for the Financing; and (b) financial statements prepared in accordance with GAAP, audit reports and opinions and other historical financial information and financial and other data regarding the Company and its Subsidiaries, in each case of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor forms thereto) under the Securities Act and, in each case, of the type and form, and for the historical periods required or customarily included or incorporated by reference in Offering Documents being used for the Financing or used to syndicate credit facilities or used in registered offerings of debt or equity securities.

“Required Parent Stockholder Vote” shall have the meaning set forth in Section 4.2(a).

“Retention RSU Award” means an award of Company RSUs granted on or after the date of this Agreement.

“Sanctioned Country” means any country or region that currently is or during the past five (5) years has been the subject or target of a comprehensive embargo or significant trade restrictions under Sanctions Laws and/or Ex-Im Laws (including Burma (a/k/a Myanmar), Cuba, Iran, Libya, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. laws, statutes, regulations, and orders relating to economic or trade sanctions administered or enforced by the United States (including by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Body.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is in the aggregate 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a person or persons described in clause (i); or (iii) any entity or individual that is resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Exercise Price” has the meaning ascribed to such term in the Warrant Agreement.

“Series A Warrant” means a warrant of the Company, which expires on the Series A Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Series B Warrant” means a warrant of the Company, which expires on the Series B Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Series C Warrant” means a warrant of the Company, which expires on the Series C Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Share Proceeds” shall have the meaning set forth in Section 2.1(c).

“Single Trigger RSU Award” means an award of Company RSUs granted prior to the date of this Agreement.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC thereunder.

“Spinoff” means the separation of Chesapeake Oilfield Operating, L.L.C.’s business from Chesapeake through the conversion of Chesapeake Oilfield Operating, L.L.C. into the Company and the distribution of the Company Common Stock to the shareholders of Chesapeake on June 30, 2014, including all related transactions necessary to effectuate such conversion and distribution.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Company Proposal” means an unsolicited, bona fide written Company Acquisition Proposal made by a third Person that the Company Board determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such Company Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal (a) is more favorable from a financial point of view to the Company’s stockholders than the Merger, and (b) is reasonably capable of being consummated; provided that, for purposes of the definition of “Superior Company Proposal,” the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”

“Superior Parent Proposal” means an unsolicited, bona fide written Parent Acquisition Proposal made by a third Person that the Parent Board determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such Parent Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal (a) is more favorable from a financial point of view to the Parent’s stockholders than the Merger, and (b) is reasonably capable of being consummated; provided that, for purposes of the definition of “Superior Parent Proposal,” the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Period” shall have the meaning set forth in Section 5.17(c).

“Tax Sharing Agreement” means the Tax Sharing Agreement between Chesapeake and Chesapeake Oilfield Operating, L.L.C. dated as of June 25, 2014.

“Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Body, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, statement, information return, or claim for refund (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes.

“Topping Parent Interloper” means a Person who makes a Parent Acquisition Proposal following the termination of this Agreement if such Parent Acquisition Proposal (a) is determined by the Parent Board to be more favorable from a financial point of view to the Parent’s stockholders than all Pending Acquisition Proposals taking into account all legal, financial (including the financing terms of such Parent Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal and (b) was announced, disclosed or otherwise communicated to the Parent Board during the period beginning on the date on which any Pending Parent Acquisition Proposal by an Initial Parent Interloper was announced, disclosed or otherwise communicated to the Parent Board and ending on the date that is one (1) month after the date on which Parent and its Representatives ceased engaging in discussions or negotiations with respect to any Pending Parent Acquisition Proposal by an Initial Parent Interloper.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“U.S.C.” means the United States Code of 1926, as amended.

“Voting Agreement Stockholders” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

“Warrant Agreement” means that certain Warrant Agreement dated as of August 1, 2016 among the Company and Computershare Inc. and Computershare Trust Company N.A.

“Willful and Intentional Breach” means a material breach that is a consequence of an act or an omission by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would constitute a material breach of this Agreement.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President - Corporate
Development, CFO and Treasurer

PYRAMID MERGER SUB, INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President - Corporate
Development, CFO and Treasurer

[Signature Page to Agreement and Plan of Merger]

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

Annex A

Illustrative Exchange Ratio Calculations	Example 1 Series A None Net Settled	Example 2 Series A All Net Settled	Example 3 Series A Part Net Settled / Part Forfeited
Exchange Ratio
Aggregate Consideration	49,559,000	46,049,184	47,298,891
divided by: Company Common Stock outstanding	27,960,116	26,110,563	26,507,316
Exchange Ratio	1.7725	x	1.7636	x	1.7844	x
Aggregate Consideration
Parent Common Stock to be issued per Merger Agreement	49,559,000	49,559,000	49,559,000
less: Forfeited Series A Warrant Shares	0	0	(452,022)
less: Net Settled Series A Warrant Shares	0	(3,509,816)	(1,808,087)
Aggregate Consideration	49,559,000	46,049,184	47,298,891
Forfeited Series A Warrant Shares
Series A Company Warrants not exercised	0	0	500,000
multiplied by: Series A Exercise Price	$23.82	$23.82	$23.82
result divided by Parent Closing 10-Day VWAP (Illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Forfeited Series A Warrant Shares	0	0	452,022
Net Settled Series A Warrant Shares
Series A Company Warrants net settled	0	3,882,353	2,000,000
multiplied by: Series A Exercise Price	$23.82	$23.82	$23.82
result divided by Parent Closing 10-Day VWAP (Illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Net Settled Series A Warrant Shares	0	3,509,816	1,808,087
* Parent Closing 10-Day VWAP (illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Company Common Stock outstanding
Common Stock Outstanding (1)	22,000,000	22,000,000	22,000,000
Shares as a result of exercise of Company Warrants	3,882,353	2,032,800	2,429,553
vesting of RSUs per 2.3(b)(i)
Shares issued under MIP (vested and unvested)	1,945,362	1,945,362	1,945,362
* Estimated shares tendered out of MIP-issued shares above to satisfy tax obligations on RSUs (2)	(275,823)	(275,823)	(275,823)
* Add back 50% of estimated shares tendered since August 1, 2016 to satisfy tax obligations on RSUs (2)	137,912	137,912	137,912
* Appraisal Shares	0	0	0
Retention RSU Awards	270,312	270,312	270,312
Company Common Stock outstanding	27,960,116	26,110,563	26,507,316
Shares as a Result of Exercise of Company Warrants
Series A Warrants	3,882,353	3,882,353	3,882,353
Exercise Price	$23.82	$23.82	$23.82
Number net settled	0	(3,882,353)	(2,000,000)
Shares Issued on Net Share Settlement	0	2,032,800	1,047,200
* Number forfeited	0	0	(500,000)
Shares as a Result of Exercise of Company Warrants	3,882,353	2,032,800	2,429,553
Shares from Net Share Settlement
* Number net settled	0	3,882,353	2,000,000
* Assumed Fair Value (3)	$50.00	$50.00	$50.00
Exercise Price	$23.82	$23.82	$23.82
Shares from Net Share Settlement	0	2,032,800	1,047,200

Implied Equity Value (Based on Pyramid 10-Day VWAP)	$1,305,794,891	$1,213,317,242	$1,246,244,891

Less: Cash Received from Cash Settlement of Warrants	($92,477,648)	$0	($32,927,648)

Total Value	1,213,317,242	1,213,317,242	1,213,317,242

*	Required inputs that are estimates which may change when the exchange ratio is finally calculated in accordance with the terms of the Merger Agreement
1.	Excludes shares already vested under Management Incentive Plan (MIP). Total shares issued and outstanding as of the date of the agreement are 22,280,349.
2.	Based on an estimate of 41,417 shares forfeited for tax payments each quarter for two quarters and 192,989 shares forfeited prior to signing. Actual number to be determined at closing.
3.	Fair Value in this exhibit is an assumption; actual Fair Value to be determined in accordance with Warrant Agreement prior to closing.

Annex A-1